                                                                     EXHIBIT 2.1


================================================================================

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                              QUALCOMM INCORPORATED
                             a Delaware corporation;


                         FALCON ACQUISITION CORPORATION,
                             a Delaware corporation;

                                       and


                                 SNAPTRACK, INC.
                            a California corporation.








                           ---------------------------

                          Dated as of January 25, 2000
                           ---------------------------


================================================================================

                                    EXHIBITS


Exhibit A      -      Certain definitions

Exhibit B      -      Escrow Agreement

Exhibit C      -      Forms of tax representation letters

Exhibit D      -      Persons to sign Noncompetition Agreements

Exhibit E      -      Form of Noncompetition Agreement

Exhibit F-1    -      Company Shareholders to Sign Release

Exhibit F-1    -      Form of Release

Exhibit G      -      Form of legal opinion of Orrick Herrington & Sutcliffe LLP

Exhibit H      -      Form of legal opinion of Cooley Godward llp

Exhibit I      -      Form of License Agreement

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                  PAGE
SECTION 1. DESCRIPTION OF TRANSACTION.......................................................        1

        1.1    Merger of Merger Sub into the Company........................................        1

        1.2    Effect of the Merger.........................................................        1

        1.3    Closing; Effective Time......................................................        2

        1.4    Articles of Incorporation and Bylaws; Directors and Officers.................        2

        1.5    Conversion of Shares.........................................................        2

        1.6    Company Options and Company Warrants.........................................        4

        1.7    Closing of the Company's Transfer Books......................................        6

        1.8    Exchange of Certificates.....................................................        6

        1.9    Dissenting Shares............................................................        7

        1.10   Escrow of Parent Common Stock................................................        8

        1.11   Tax Consequences.............................................................        9

        1.12   Further Action...............................................................        9

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................        9

        2.1    Due Organization; No Subsidiaries; Etc.......................................        9

        2.2    Certificate of Incorporation and Bylaws; Records.............................       10

        2.3    Capitalization, Etc..........................................................       10

        2.4    Financial Statements.........................................................       12

        2.5    Absence of Changes...........................................................       12

        2.6    Title to Assets..............................................................       14

        2.7    Bank Accounts; Receivables...................................................       14

        2.8    Equipment; Leasehold.........................................................       15

        2.9    Proprietary Assets...........................................................       15

        2.10   Contracts....................................................................       17

        2.11   Liabilities..................................................................       19

        2.12   Compliance with Legal Requirements...........................................       20

        2.13   Governmental Authorizations..................................................       20

        2.14   Tax Matters..................................................................       20

        2.15   Employee and Labor Matters; Benefit Plans....................................       21

        2.16   Environmental Matters........................................................       24


                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                  PAGE
        2.17   Insurance....................................................................       24

        2.18   Related Party Transactions...................................................       25

        2.19   Legal Proceedings; Orders....................................................       25

        2.20   Authority; Binding Nature of Agreement.......................................       26

        2.21   Non-Contravention; Consents..................................................       26

        2.22   Finder's Fee.................................................................       27

        2.23   Full Disclosure..............................................................       27

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........................       27

        3.1    Corporate Existence and Power................................................       27

        3.2    Authority; Binding Nature of Agreement.......................................       28

        3.3    Capitalization...............................................................       28

        3.4    SEC Filings; Financial Statements............................................       29

        3.5    No Conflict..................................................................       29

        3.7    Absence of Changes...........................................................       30

        3.8    Legal Proceedings............................................................       30

        3.9    Valid Issuance...............................................................       30

SECTION 4. CERTAIN COVENANTS OF THE COMPANY.................................................       31

        4.1    Access and Investigation.....................................................       31

        4.2    Operation of the Company's Business..........................................       31

        4.3    No Negotiation...............................................................       33

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES..............................................       34

        5.1    Filings and Consents.........................................................       34

        5.2    Information Statement; Company Shareholders' Written Consent.................       35

        5.3    Notification; Updates to Disclosure Schedule.................................       36

        5.4    Public Announcements.........................................................       36

        5.5    Best Efforts.................................................................       37

        5.6    Tax Matters..................................................................       37

        5.7    Noncompetition Agreements....................................................       37

        5.8    Termination of Agreements....................................................       37

        5.9    Release......................................................................       37


                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                  PAGE
        5.10   Termination of Employee Plans................................................       37

        5.11   FIRPTA Matters...............................................................       37

        5.12   Indemnification of Officers and Directors....................................       38

        5.13   Statement of Expenses........................................................       38

        5.15   Nasdaq Listing...............................................................       39

        5.16   Working Capital Loan.........................................................       39

        5.17   License Agreement............................................................       40

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.....................       40

        6.1    Accuracy of Representations..................................................       40

        6.2    Performance of Covenants.....................................................       40

        6.3    Shareholder Approval.........................................................       40

        6.4    Consents.....................................................................       40

        6.5    Agreements and Documents.....................................................       40

        6.6    Listing......................................................................       41

        6.7    No Material Adverse Effect...................................................       41

        6.8    No Restraints................................................................       41

        6.9    No Governmental Litigation...................................................       42

        6.10   No Other Litigation..........................................................       42

        6.11   Termination of Employee Plans................................................       42

        6.12   FIRPTA Compliance............................................................       42

        6.13   Dissenting Shares............................................................       42

        6.14   Accredited Investors.........................................................       42

        6.15   HSR Act......................................................................       42

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY...............................       43

        7.1    Accuracy of Representations..................................................       43

        7.2    Performance of Covenants.....................................................       43

        7.3    Documents....................................................................       43

        7.4    Shareholder Approval.........................................................       43

        7.5    Listing......................................................................       43

        7.6    No Material Adverse Effect...................................................       44


                                      iii.

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                  PAGE
        7.7    No Restraints................................................................       44

        7.8    HSR Act......................................................................       44

SECTION 8. TERMINATION......................................................................       44

        8.1    Termination Events...........................................................       44

        8.2    Termination Procedures.......................................................       45

        8.3    Effect of Termination........................................................       45

SECTION 9. INDEMNIFICATION, ETC.............................................................       46

        9.1    Survival of Representations, Etc.............................................       46

        9.2    Indemnification..............................................................       46

        9.3    Threshold....................................................................       47

        9.4    Right of Offset of Indemnification Claims....................................       47

        9.5    Treatment of Part 2.9(c) Claims..............................................       47

        9.6    No Contribution..............................................................       48

        9.7    Defense of Third Party Claims................................................       48

        9.8    Exercise of Remedies by Indemnitees Other Than Parent........................       49

        9.9    Indemnification Exclusive Remedy.............................................       49

SECTION 10. REGISTRATION OF SHARES..........................................................       49

        10.1   Registration Statement.......................................................       49

        10.2   Indemnification..............................................................       50

        10.3   Transferability of Registration Rights.......................................       51

        10.4   Delay of Registration........................................................       52

        10.5   Amendment of Section 10......................................................       52

SECTION 11. MISCELLANEOUS PROVISIONS........................................................       52

        11.1   Company Shareholders' Representative.........................................       52

        11.2   Further Assurances...........................................................       52

        11.3   Fees and Expenses............................................................       53

        11.4   Attorneys' Fees..............................................................       53

        11.5   Notices......................................................................       53

        11.6   Time of the Essence..........................................................       54

        11.7   Headings.....................................................................       54


                                      iv.

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                  PAGE
        11.8   Counterparts.................................................................       54

        11.9   Governing Law; Venue.........................................................       54

        11.10  Successors and Assigns.......................................................       55

        11.11  Remedies Cumulative; Specific Performance....................................       55

        11.12  Waiver.......................................................................       55

        11.13  Amendments...................................................................       55

        11.14  Severability.................................................................       55

        11.15  Parties in Interest..........................................................       56

        11.16  Entire Agreement.............................................................       56

        11.17  Disclosure Schedules.........................................................       56

        11.18  Construction.................................................................       56


                                       v.

                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION


        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of January 25, 2000, by and among: QUALCOMM INCORPORATED, a Delaware corporation ("Parent"); FALCON ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and SNAPTRACK, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

        A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the California General Corporation Law (the "CGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole stockholder of Merger Sub.

        D. In connection with the execution and delivery of this Agreement, certain shareholders of the Company are executing and delivering to Parent (i) certain Voting Agreements of even date herewith regarding, among other things, the voting of such shareholders' shares of Company capital stock; (ii) certain Noncompetition Agreements whereby such shareholders have agreed to refrain from engaging in certain competitive activities; and (iii) certain Lock-Up Agreements whereby such shareholders have agreed to certain restrictions on the transfer of the shares of Parent Common Stock to be received by such shareholder in the Merger.

                                    AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

        1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").


                                       1.

        1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

        1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 8:00 a.m. on the first business day after the last to be satisfied of the conditions set forth in Section 6 and Section 7 is satisfied or waived. The time and date as of which the Closing is required to take place pursuant to this
Section 1.3, is referred to in this Agreement as the "Closing Date." Subject to the provisions of this Agreement, (i) an agreement of merger satisfying the applicable requirements of the CGCL (the "California Agreement of Merger") shall be duly executed by Merger Sub and by the Company as the Surviving Corporation and simultaneously with or as soon as practicable following the Closing filed with the Secretary of State of the State of California, along with appropriate certificates of the officers of Merger Sub and the Company ("Officers' Certificates"), and (ii) a certificate of merger satisfying the applicable requirements of the Delaware General Corporation Law (the "Delaware Certificate of Merger") shall be duly executed by the Company and simultaneously with or as soon as practicable following the Closing filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the latest of: (a) the date and time of the filing of the California Agreement of Merger and the Officers' Certificates with the Secretary of State of the State of California, or (b) such other date and time as may be specified in the California Agreement of Merger (such latest date being referred to as the "Effective Time").

        1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

               (a) the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect as of the date hereof;

               (b) the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect as of the date hereof; and

               (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who shall be the officers and directors of Merger Sub immediately prior to the Effective Time.

        1.5 CONVERSION OF SHARES.

               (a) Subject to Sections 1.8(a), 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                      (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of the common stock, par value $.0001 per share, of Parent ("Parent Common Stock") equal to the "Exchange Ratio" (as defined in Section 1.5(c)(i)), it being understood that certain of the shares


                                       2.

of Parent Common Stock issuable pursuant to this Section 1.5(a)(i) shall be held in escrow in accordance with Section 1.10;

                      (ii) each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of Parent Common Stock equal to (A) that number of shares of Company Common Stock into which each such share of Company Preferred Stock is convertible immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(ii) shall be held in escrow in accordance with Section 1.10; and

                      (iii) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

               (b) In the event that any Company Options (as defined in Section 2.3(b)) assumed by Parent pursuant to Section 1.6 that are cancelled or expire unexercised within 355 days of the Closing Date (the "Expired Options"), a certificate representing the aggregate number of shares of Parent Common Stock underlying such Expired Options shall be delivered to and in the name of the Escrow Agent (as defined in Section 1.10) and such shares shall be deemed for all purposes to be Escrow Shares (as defined in Section 1.10). Upon the expiration of the Escrow Period (as defined in Section 1.10), the shares of Parent Common Stock underlying the Expired Options that were placed in escrow will be distributed to the holders of Company securities in accordance with the same procedures as all other Escrow Shares; provided however, that the portion of the Escrow Shares comprised of shares of Parent Common Stock underlying Expired Options that are allocable to any Company Options or Company Warrants that have not been exercised as of the Expiration of the Escrow Period, shall not be distributed to the holders of such Company Options or Company Warrants and shall instead be retired and returned to Parent as authorized and unissued shares of Common Stock of Parent. Without limiting the foregoing, no holder of Company Options or Company Warrants shall be entitled to receive any Escrow Shares relating to such Company Options or Company Warrants (including the shares of Parent Common Stock underlying the Expired Options that were placed in escrow) until such time as such Company Options or Company Warrants are exercised.

               (c) For purposes of this Agreement:

                      (i) The "Exchange Ratio" shall be determined by dividing
(A) the quotient obtained by dividing (1) $1,000,000,000 less the Excess Expenses (as defined in Section 11.3), if any, set forth on the Closing Expenses Statement (as defined in Section 5.13), by (2) the Average Trading Price (as defined in the next sentence), by (B) the Fully Diluted Company Share Amount. The "Average Trading Price" shall be the average of the closing sales prices for one share of Parent Common Stock as reported on the Nasdaq for the 15 consecutive trading days ending (and including) one day prior to the Closing Date; provided, that if the Average Trading Price is equal to or greater than $172.50, then the Average Trading Price shall be $172.50; provided further, that if the Average Trading Price is equal to or less than $127.50, the Average Trading Price shall be $127.50. If, between the date of this Agreement and the


                                       3.

Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split, reverse stock split, stock dividend, recapitalization, combination, exchange of shares or other similar transaction, then the Exchange Ratio shall be correspondingly adjusted.

                      (ii) The "Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock and Company Preferred Stock issuable pursuant to all Company Options and all Company Warrants (as defined in Section 2.3(b)) outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock into which the shares of Company Preferred Stock outstanding immediately prior to the Effective Time would be convertible, and
(D) the aggregate number of shares of Company Common Stock and Company Preferred Stock issuable pursuant to warrants, convertible securities and any other rights to acquire shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time.

                      (iii) The "Merger Consideration" receivable by a holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock (other than Escrow Shares (as defined in Section 1.10)) issuable to such holder in accordance with Section 1.5(a) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder,
(ii) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, and (iii) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.8(a).

                      (iv) The "Merger Shares" shall mean the (1) shares of Parent Common Stock to be issued pursuant to Section 1.5(a)(i) and Section 1.5(a)(ii), plus (2) the aggregate number of shares of Parent Common Stock issuable upon the exercise of all Company Options and Company Warrants.

               (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        1.6 COMPANY OPTIONS AND COMPANY WARRANTS.

               (a) At the Effective Time, each then outstanding Company Option, Company Warrant, and each other outstanding option to purchase Common Stock of the Company issued


                                       4.

in accordance with the terms of this Agreement, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of such Company Stock Option Plan under which such Company Option was issued and the stock option agreement or warrant agreement by which such Company Option or Company Warrant is evidenced. Subject to the escrow provisions set forth in Section 1.10, all rights with respect to Company Common Stock and Company Preferred Stock under outstanding Company Options and Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option and Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) subject to any adjustments contemplated by this Section 1.6(a), Sections 1.6(b) and 1.6(c), the number of shares of Parent Common Stock subject to each such assumed Company Option and Company Warrant shall be equal to the number of shares of Company Common Stock or Company Preferred Stock that were subject to such Company Option or Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option or Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock or Company Preferred Stock subject to such Company Option or Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option and Company Warrant shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option and Company Warrant shall otherwise remain unchanged; provided however, that each such assumed Company Option and Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time; and provided further, however, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. In addition to any adjustment made at the Effective Time as provided for above, the number of shares of Parent Common Stock issuable upon the exercise of a Company Option or a Company Warrant shall be further adjusted and increased as of the end of the Escrow Period by that number of shares of Parent Common Stock equal to the product of (1) the aggregate number of shares of Parent Common Stock underlying such Company Option or Company Warrant, multiplied by (2) the quotient obtained by dividing (A) the aggregate number of shares of Parent Common Stock underlying all of the Expired Options that were not distributed at the end of the Escrow Period pursuant to Section 1.5(b), if any, by (B) the number of shares of Company Common Stock issuable under the Company Options and Company Warrants that are outstanding as of the end of the Escrow Period (assuming such Company Options and Company Warrants had been outstanding as of the Effective Time).

               (b) Notwithstanding anything contained in this Agreement to contrary, (i) no shares of Parent Common Stock shall be issued with respect to Company Options and Company Warrants assumed by Parent pursuant to Section 1.6(a) until the exercise of such options or warrants, and (ii) in the event that any Company Options or Company Warrants assumed by


                                       5.

Parent pursuant to Section 1.6(a) are exercised prior to the end of the Escrow Period, the holder of such Company Options or Company Warrants shall be entitled to receive 90% of the shares of Parent Common Stock subject to such Company Options or Company Warrants and the remaining 10% of the shares of Parent Common Stock subject to such Company Options or Company Warrants shall be placed in escrow in accordance with Section 1.10 and shall be deemed for all purposes to be Escrow Shares.

               (c) In the event an Indemnitee is entitled to indemnification pursuant to Section 9 of this Agreement, the number of shares of Parent Common Stock issuable upon the exercise of any Company Options or Company Warrants shall be adjusted pro rata based upon the total number of shares of Parent Common Stock to which the Indemnitee is entitled.

               (d) As soon as practicable after the Effective Time, Parent shall register with the SEC the shares of Parent Common Stock issuable upon exercise of the Company Options on a Form S-8 registration statement and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such options remain outstanding and unexercised. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and Company Warrants assumed in accordance with this Section 1.6. The Company and Parent shall take all action that may be necessary (under all Company Stock Option Plans and otherwise) to effectuate the provisions of this
Section 1.6.

        1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

        1.8 EXCHANGE OF CERTIFICATES.

               (a) As soon as practicable after the Effective Time, Parent will send to each of the registered holders of Company Stock Certificates a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall (i) deliver to the holder of such Company Stock Certificate a certificate representing 90% of the shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5, and (ii) deliver to the Escrow Agent under the Escrow Agreement (as defined in Section 1.10) on behalf of such holder a certificate in the name of the Escrow Agent representing


                                       6.

10% of the total number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5, provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause
(ii) above shall, in each case, represent only whole shares of Parent Common Stock and in lieu of any fractional shares to which such holder would otherwise be entitled, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Average Trading Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Average Trading Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above. In the event two or more Company Stock Certificates represent shares of Company Common Stock by any holder, all calculations respecting the number of shares and amount of cash to be delivered to the holder and the Escrow Agreement shall be made based on the aggregate number of shares represented by such Company Stock Certificates. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the aggregate number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.8(a) in lieu of issuing separate certificates representing the number of shares of Parent Common Stock issuable to each holder of Company capital stock pursuant to Section 1.5(a) to be held in escrow. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

               (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

               (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.


                                       7.

               (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9 DISSENTING SHARES.

               (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the CGCL shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(a)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with the terms of this Agreement Parent Common Stock in accordance with Section
1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(a)).

               (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

        1.10 ESCROW OF PARENT COMMON STOCK. Upon the Closing, Parent shall withhold (i) 10% of the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Common Stock and Company Preferred Stock pursuant to Section 1.5, and (ii) upon exercise of any Company Options or Company Warrants assumed by Parent pursuant to Section 1.6 at any time during the Escrow Period, 10% of the aggregate number of shares of Parent Common Stock issued upon exercise of such Company Options and Company Warrants (such aggregate number of shares withheld, along with 10% of any shares of Parent Common Stock underlying Company Options and Company Warrants that have not yet been exercised, being collectively referred to herein as the "Escrow Shares") and deliver such shares to Harris Trust Company of California or such other national bank or trust company mutually agreed to by Parent and the Company, as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 9 hereof. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent for a


                                       8.

period of one year from the Closing Date (the "Escrow Period"); provided however that in the event any Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue with respect to such claim until such claim is fully and finally resolved. In the event that this Agreement is adopted by the Company's shareholders, then all such shareholders shall, without any further act of any Company shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Indemnitees under Section 9 in the manner set forth herein and in the Escrow Agreement; (ii) the appointment of the Company Shareholders' Representative (as defined in Section 11.1) as the representative under this Agreement and the Escrow Agreement of the Persons receiving shares of Parent Common Stock in the Merger (whether pursuant to Section 1.5, upon exercise of Company Options or Company Warrants or otherwise) and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of dissenting shares); and (iii) the indemnification of the Company Shareholders' Representatives by the Company shareholders contemplated by the Escrow Agreement.

        1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

        2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

               (b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

               (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule, except where the


                                       9.

failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in
Part 2.1(c)(ii) of the Company Disclosure Schedule.

               (d) The Company has no Subsidiaries except for the corporations identified in Part 2.1(d) of the Company Disclosure Schedule. All of the outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

               (e) The Company does not own any controlling interest in any Entity other than the Subsidiaries identified in Part 2.1(d) of the Company Disclosure Schedule and, except for the equity interests identified in Part 2.1(d) of the Company Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

        2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has made available to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company since the inception of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

        2.3 CAPITALIZATION, ETC.

               (a) The authorized capital stock of the Company consists of: (i) 28,000,000 shares of Common Stock ($.0005 par value per share), of which 4,774,580 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 14,000,000 shares of Preferred Stock ($.0005 par value per share), (A) 600,000 of which have been designated "Series A Preferred Stock," all of which have been issued and are outstanding as of the date hereof, (B) 1,280,000 of which have been designated "Series B Preferred Stock," all of which have been issued and are outstanding as of the date hereof, (C) 2,636,362 of which have been designated


                                      10.

"Series C Preferred Stock," 2,454,544 of which have been issued and are outstanding as of the date hereof, (D) 3,200,000 of which have been designated "Series D Preferred Stock," 3,133,164 of which have been issued and are outstanding as of the date hereof, and (E) 6,000,000 of which have been designated "Series E Preferred Stock," none of which have been issued or are outstanding as of the date hereof. As of the date hereof and as of the Effective Time, each outstanding share of Company Preferred Stock is and shall be convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding shares of Company Common Stock and Company Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

               (b) The Company has reserved 5,178,000 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 3,308,108 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each option to purchase Company Common Stock outstanding as of the date hereof, whether vested or unvested (the "Company Options"): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option (including any circumstances under which such vesting may be accelerated as a result of the Merger or otherwise); (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in
Section 422 of the Code. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth with respect to each warrant to purchase Company Common Stock or Company Preferred Stock outstanding as of the date hereof (the "Company Warrants"): (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock or Company Preferred Stock that are subject to such Company Warrant and the number of shares of Company Common Stock or Company Preferred Stock with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was granted and the term of such Company Warrant; and (iv) the exercise price per share of Company Common Stock or Company Preferred Stock purchasable under such Company Warrant. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) to the knowledge of the Company, any condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is


                                      11.

entitled to acquire or receive any shares of capital stock or other securities of the Company. The vesting of any Company Option shall not be accelerated, in whole or in part, solely as the result of or in connection with the Merger.

               (c) Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

               (d) To the knowledge of the Company, after reasonable investigation, (i) no more than 35 shareholders of the Company do not qualify as an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and (ii) each shareholder of the Company who is not an accredited investor either alone or with a "purchaser representative" that may be designated by such shareholder in connection with the transactions contemplated by this Agreement has such knowledge and experience in financial and business matters that such Person is capable of evaluating the merits and risk of the issuance of shares of Parent Common Stock to such person in connection with the Merger.

        2.4 FINANCIAL STATEMENTS.

               (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                      (i) The audited balance sheet of the Company as of December 31, 1998 (the "Company Balance Sheet"), and the related audited income statement, statement of shareholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of Deloitte & Touche LLP relating thereto; and

                      (ii) the unaudited balance sheet of the Company as of December 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the twelve (12) months then ended.

               (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and in the case of the financial statements referred to in Section 2.4(a)(i), cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).


                                      12.

        2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 1999:

               (a) (i) there has not been any change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and (ii) to the knowledge of the Company, no event has occurred that, in either such case, would or could reasonably be expected to, have a Material Adverse Effect on the Company;

               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

               (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

               (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other securities of the Company (except for Company Options and Company Warrants described in Part 2.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company;

               (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any restricted stock purchase agreement;

               (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company between September 30, 1999 and the date hereof, exceeds $250,000;

               (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

               (i) the Company has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any material right;


                                      13.

               (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness, except for write-offs made in the ordinary course of business and consistent with the Company's past practices;

               (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

               (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

               (m) the Company has not (i) established or adopted any Plan (as defined in Section 2.15(a)), or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except in the ordinary course of business consistent with past practices;

               (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

               (o) the Company has not made any Tax election;

               (p) the Company has not commenced or settled any Legal
Proceeding;

               (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

               (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

        2.6 TITLE TO ASSETS.

               (a) The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet except for those assets disposed of in the ordinary course of business; (ii) all assets referred to in Parts 2.1 and 2.7 of the Company Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.


                                      14.

               (b) Part 2.6(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the Company and, to the Company's knowledge, the other parties thereto.

        2.7 BANK ACCOUNTS; RECEIVABLES.

               (a) Part 2.7(a) of the Company Disclosure Schedule provides the name of each bank or financial institution where the Company maintains an account, the account number and the balance as of the date hereof.

               (b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the date of the Unaudited Interim Balance Sheet. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business. The reserve for doubtful accounts provided for on the Unaudited Interim Balance Sheet was established in accordance with generally accepted accounting principles applied on a basis consistent with the principles and assumptions used in the preparation of the Company Balance Sheet.

        2.8 EQUIPMENT; LEASEHOLD.

               (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

               (b) The Company does not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule.

        2.9 PROPRIETARY ASSETS.

               (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $50,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person and is material to the business of the


                                      15.

Company and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good and valid title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in
Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

               (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) all current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, shareholder, consultant or independent contractor of or to the Company has any right, claim or interest in or with respect to any Company Proprietary Asset.

               (c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule (i) all patents, trademarks, service marks and copyrights held by the Company and that are material to its business are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) to the knowledge of the Company, no other Person is


                                      16.

infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

               (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been or is being conducted. The Company has not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

               (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code.

               (f) To the knowledge of the Company, except as set forth in Part 2.9(f)(i) of the Company Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by the Company for its internal business operations is Year 2000 Compliant. Except as set forth in Part 2.9(f)(ii) of the Company Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by the Company is Year 2000 Compliant. Except as set forth in Part 2.9(f)(iii) of the Company Disclosure Schedule, the Company has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant, and has obtained warranties or other written assurances from each of its suppliers to the effect that the products and services provided by such suppliers to the Company is Year 2000 Compliant. As used in this Section 2.9, "Year 2000 Compliant" means, with respect to a computer, computer program or other item of software (i) the functions, calculations, and other computing processes of the computer, program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system; (ii) the computer, program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used; (iii) the computer, program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap


                                      17.

years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

               (g) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

        2.10 CONTRACTS.

               (a) Part 2.10(a) of the Company Disclosure Schedule identifies:

                      (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                      (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any material Proprietary Asset;

                      (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
(C) develop or distribute any technology;

                      (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                      (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                      (vi) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

                      (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                      (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                      (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);


                                      18.

                      (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

                      (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

                      (xii) any other Company Contract that has a term of more than 60 days (other than Company Contracts under which the only obligation of the Company following such 60-day period is a non-disclosure obligation) and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

                      (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate; and

                      (xiv) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company.

(Company Contracts in the respective categories described in clauses "(i)" through "(xiv)" above are referred to in this Agreement as "Material Contracts.")

               (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Except as otherwise set forth in Part 2.10(a) or 2.10(b) of the Company Disclosure Schedule, each Contract identified in Part 2.10(a) and Part 2.10(b) of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms.

               (c) Except as set forth in Part 2.10(c) of the Company Disclosure
Schedule:

                      (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                      (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                      (iii) since the Company's inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and


                                      19.

                      (iv) the Company has not waived any of its material rights under any Material Contract.

               (d) The Company is not presently in active negotiations regarding, and no Person has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

               (e) The Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct in all material respects its business in the manner in which its business is currently being conducted.

        2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified in the Unaudited Interim Balance Sheet; (ii) liabilities that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with the Company's past practices; (iii) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; and (iv) the liabilities identified in Part 2.11(a) of the Company Disclosure Schedule. As of the date hereof, the total liabilities of the Company do not exceed $11,000,000, and will not exceed $15,000,000 between the date hereof and the Closing Date.

        2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since its inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since its inception the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

        2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since its inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since the date of its inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation,


                                      20.

withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        2.14 TAX MATTERS.

               (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has made available to Parent accurate and complete copies of all Company Returns filed since the Company's inception.

               (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the inception of the Company through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent at least three (3) days prior to the Closing Date.

               (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. The Company has made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person) that is still outstanding, and no such extension or waiver has been requested from the Company.

               (d) Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, no claim or Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.


                                      21.

               (e) Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

               (f) The Company has not taken any action which would reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368(a) of the Code.

        2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

               (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $100,000 in the aggregate. Part 2.15(a) of the Company Disclosure Schedule sets forth the citizenship status of every employee of the Company (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit.

               (b) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

               (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).


                                      22.

               (d) With respect to each Plan, the Company has delivered to
Parent:

                      (i) an accurate and complete copy of such Plan (including all amendments thereto);

                      (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

                      (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

                      (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                      (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                      (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

               (e) The Company is not required to be, and, to the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

               (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

               (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the


                                      23.

Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

               (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

               (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

               (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

               (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

               (l) Part 2.15(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

               (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

               (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

               (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, the Company has good labor relations, and has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will materially adversely effect the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

        2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the


                                      24.

Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance in all material respects with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

        2.17 INSURANCE. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since the Company's inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since the Company's inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since the Company's inception been, indebted to the Company; (c) since the Company's inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since the Company's inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at


                                      25.

any time since the Company's inception been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

        2.19 LEGAL PROCEEDINGS; ORDERS.

               (a) Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, except as set forth in Part 2.19(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

               (b) Except as set forth in Part 2.19(b) of the Company Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

               (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

        2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement (subject to the approvals referred to in the immediately following sentence); and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors and this Agreement and the Merger have been unanimously approved by the board of directors of the Company (subject to the approvals referred to in the immediately following sentence). The affirmative vote of (i) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted-basis), that are outstanding on the first date on which a signed written consent of a Company shareholder approving the principal terms of this Agreement and the Merger is received by the Company, (ii) the holders of a majority of the shares of Company Common Stock that are outstanding on the first date on which a signed written consent of a Company shareholder approving the principal terms of this Agreement and the Merger is received by the Company, and (iii) the holders of a majority of the shares of Company Preferred Stock, voting together as a single class (on an as-converted-basis), that are outstanding on the first date on which a signed written consent of a


                                      26.

Company shareholder approving the principal terms of this Agreement and the Merger is received by the Company (the "Required Company Shareholder Vote"). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

               (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Company Disclosure Schedule, and except as may be required by the HSR Act and the CGCL, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements


                                      27.

referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        2.22 FINDER'S FEE. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        2.23 FULL DISCLOSURE.

               (a) This Agreement (including the Company Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

               (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date the Required Company Shareholder Vote is obtained, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and has all necessary power and authority required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

        3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve this Agreement or the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


                                      28.

        3.3 CAPITALIZATION.

               (a) As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 3,000,000,000 shares of Parent Common Stock; and (ii) 8,000,000 shares of Preferred Stock, $.0001 par value per share, of which 1,500,000 shares have been designated Series A Junior Participating Preferred Stock (the "Parent Junior Preferred Stock"). The Parent Junior Preferred Stock is subject to issuance pursuant to that certain Rights Agreement, as amended, dated as of September 26, 1995 by and between Parent and Harris Trust Company of California, as Rights Agent (the "Parent Rights Agreement"). As of January 20, 2000, 707,999,931 shares of Parent Common Stock have been issued and are outstanding and no shares of Parent's Preferred Stock have been issued or are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent and there is no Contract to which Parent is a party relating to the voting of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Neither Parent nor any Subsidiary of Parent, is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

               (b) As of January 20, 2000: (i) 174,962,315 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1991 Stock Option Plan; (ii) 7,478,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1998 Non-Employee Directors' Stock Option Plan; (iii) 178,616 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's Executive Retirement Matching Contribution Plan;
(iv) 13,164,704 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's 1991 Employee Stock Purchase Plan; and (v) 90,941 shares of Parent Common Stock are reserved for future issuance pursuant to Parent's 1996 Non-Qualified Employee Stock Purchase Plan. Stock options granted by Parent pursuant to the 1991 Stock Option Plan and the 1998 Non-Employee Directors' Stock Option Plan are referred to collectively herein as "Parent Options."

               (c) Except as set forth in Section 3.3(a) or (b) above and except
(A) pursuant to the Parent Rights Agreement, and (B) for the issuance of up to 19,339,333 shares of Parent Common Stock upon the conversion of those certain 5-_% Trust Convertible Preferred Securities (the "Parent Trust Convertible Preferred Securities") issued by QUALCOMM Financial Trust I, a wholly owned subsidiary of Parent, as of January 20, 2000, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a


                                      29.

claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

        3.4 SEC FILINGS; FINANCIAL STATEMENTS.

               (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1999 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end audit adjustments which adjustments are not expected to be material in nature; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

        3.5 NO CONFLICT. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor
(2) the consummation of the Merger or any of the other transactions by this Agreement, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of any of the provision of the certificate of incorporation or bylaws of Parent;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, write, injunction, judgment or decree to which Parent, or to which any of the assets owned or used by Parent, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or that otherwise relates to Parent's business or to any of the material assets owned or used by Parent; or


                                      30.

               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract the absence or termination of which would have a Material Adverse Effect on Parent.

Except as may be required by the HSR Act, federal and state securities laws, and the CGCL, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the transactions contemplated by this Agreement.

        3.6 TAX MATTERS. Neither Parent nor Merger Sub has taken any action which would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

        3.7 ABSENCE OF CHANGES. Except as set forth in the Parent SEC Documents or in Part 3.7 of the Parent Disclosure Schedule, since September 30, 1999, (i) there has not been any change in Parent's business, assets, liabilities, financial condition, operations or financial performance, and (ii) to the knowledge of Parent, no event has occurred that, in either such case, would or could reasonably be expected to have a Material Adverse Effect on Parent.

        3.8 LEGAL PROCEEDINGS. Except as set forth in the Parent SEC Documents or in Part 3.8 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and to the knowledge of Parent, no Person has commenced to threaten any Legal Proceeding: (i) that involves Parent or any of the assets owned or used by Parent or any Person whose liability Parent has or may have retained or assumed, either contractually or by operation of law, in each such case that would or could reasonably be expected to have a Material Adverse Effect on Parent, or (ii) that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

        3.9 VALID ISSUANCE. Subject to Section 1.5(c), the shares of Parent Common Stock to be issued pursuant to Section 1.5(a) or upon the exercise of Company Options and Company Warrants to be assumed by Parent pursuant to Section
1.6 will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights and issued in compliance with federal and state securities laws.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

        4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access upon reasonable notice and during normal business hours to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial,


                                      31.

operating and other data and information regarding the Company, as Parent may reasonably request.

        4.2 OPERATION OF THE COMPANY'S BUSINESS. Except as otherwise expressly permitted by Part 4.2 of the Company Disclosure Schedule, during the Pre-Closing
Period:

               (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

               (b) the Company shall use its commercially reasonable efforts to
(i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, and (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

               (c) the Company shall use its commercially reasonable efforts to keep in full force and effect all insurance policies identified in Part 2.17 of the Company Disclosure Schedule;

               (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

               (e) the Company shall not enter into any license agreements or otherwise license, transfer or assign any right or interest in any Company Proprietary Asset;

               (f) the Company shall not increase or expand its obligations to provide technical assistance to any Person or incur any additional development or engineering commitments or obligations;

               (g) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of the Company, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of the Company (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

               (h) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other securities of the Company, (ii) any option or right to acquire any capital stock or other securities of the Company, or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company (except that the Company shall be permitted to issue
(1) shares of Company Common Stock to employees and directors upon the exercise of Company Options, (2) shares of Company Common Stock upon the conversion of shares of Company Preferred Stock outstanding as of the date of this Agreement,
(3) options to purchase up to 50,000 shares of Company Common Stock to employees of the Company, and (4) shares of Company Common Stock and Company Preferred Stock upon the exercise of Company Warrants);


                                      32.

               (i) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any provision of any restricted stock purchase agreement (unless acceleration of vesting is required under any Company Stock Option Plan, Company Option or other agreement in effect or outstanding as of the date of this Agreement);

               (j) the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of outstanding Company Preferred Stock);

               (k) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

               (l) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $150,000 per month;

               (m) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

               (n) the Company shall not (i) acquire, lease or license any material right or other material asset from any other Person (other than additional draw-downs or leases of additional capital equipment under the Company's existing lease financing facilities, in each case, in an amount not to exceed $100,000 per month), (ii) sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person, or
(iii) waive or relinquish any material right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

               (o) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money (other than indebtedness incurred in connection with additional draw-downs or lease of additional capital equipment under the Company's existing lease financing facilities, in each case, in an amount not to exceed $100,000 per month);

               (p) the Company shall not (i) establish, adopt or amend any Plan,
(ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except under pre-existing agreements, or (iii) hire any officer or other executive-level employee;


                                      33.

               (q) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

               (r) the Company shall not make any Tax election;

               (s) the Company shall not commence or settle any material Legal Proceeding;

               (t) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(s)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(r)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company). Parent shall designate one authorized representative to whom any requests for written consent in accordance with the foregoing shall be delivered and shall respond on a timely basis to any such requests.

        4.3 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not, and shall not authorize or permit any Representative of the Company to, directly or indirectly:

               (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction or take any action that could reasonably be expected to lead to an Acquisition Transaction with any person or entity (other than Parent);

               (b) furnish any information regarding the Company or any direct or indirect Subsidiary of the Company to any Person (other than Parent) in connection with a possible Acquisition Transaction;

               (c) engage in any discussions or negotiations with any Person (other than Parent) with respect to a possible Acquisition Transaction;

               (d) entertain, consider, accept, approve, endorse or recommend any Acquisition Transaction with any Person (other than Parent); or

               (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to a possible Acquisition Transaction with any Person (other than Parent).

The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.


                                      34.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party shall use all commercially reasonable efforts to obtain all Consents (including the Consents set forth in Part 2.21 of the Company Disclosure Schedule) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement (and in any event, within 7 business days thereof), prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

        5.2 INFORMATION STATEMENT; COMPANY SHAREHOLDERS' WRITTEN CONSENT.

               (a) As promptly as practicable, but in any event within thirty days, after the date of this Agreement, the Company shall solicit the written consent of the Company shareholders to approve the principal terms of this Agreement and the Merger and shall prepare an information statement to be sent to the Company shareholders (the "Information Statement") in connection with such solicitation. The Company shall cause the Information Statement to comply with the information requirements of Rule 502 of Regulation D promulgated under the


                                      35.

Securities Act ("Rule 502"). Parent shall promptly furnish to the Company information concerning Parent that may be required to satisfy the information requirements of Rule 502 in connection with any action contemplated by this
Section 5.2. If any event relating to any party hereto occurs, or if any party hereto becomes aware of any information, in either case that should be disclosed in an amendment or supplement to the Information Statement, then such party shall promptly inform the others thereof and the Company, with the assistance of such other parties, shall prepare and distribute such amendment or supplement to the shareholders of the Company. Each party shall take all actions necessary or advisable to exempt the issuance of the Parent Common Stock to be issued in the Merger under Rule 506 of Regulation D promulgated under the Securities Act. In connection with the distribution of the Information Statement to the Company shareholders, the Company shall include, and shall use its best efforts to cause each Company shareholder to complete and return, an investor status questionnaire in a form provided by Parent (the "Status Letter"), which form will require each Company shareholder who is not an "accredited investor" (as defined in Rule 501 of Regulation D promulgated under the Securities Act ("Rule 501")) to agree to be represented by a "purchaser representative" (as defined in Rule 501) in connection with evaluating the merits and risks if investing in Parent Common Stock.

               (b) Prior to the Effective Time, Parent and the Company shall use reasonable efforts to obtain all regulatory approvals and other information (including obtaining properly completed Status Letters from each Company shareholder) needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of capital stock of the Company has an address of record on the record date for determining the shareholders entitled to notice of and to vote on the principal terms of this Agreement and the Merger; provided however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified, or (ii) to file a general consent to service of process in any jurisdiction.

               (c) The Company shall take all action necessary under all applicable Legal Requirements to solicit the written consent of the shareholders of the Company entitled to vote upon the principal terms of this Agreement and the Merger and will, within thirty days of the date of this Agreement, mail to each holder of capital stock of the Company a copy of the Information Statement, a form of written consent, a Status Letter and such other documents as Parent deems are necessary to comply with applicable law or are otherwise reasonably appropriate. The Company shall use its commercially reasonable best efforts to ensure that the Required Company Shareholder Vote will be obtained as promptly as practicable after the Information Statement is first sent to the shareholders of the Company. The Company shall ensure that the Required Company Shareholder Vote is obtained in compliance with all applicable Legal Requirements.

               (d) The board of directors of the Company shall unanimously recommend that the Company's shareholders approve the principal terms of this Agreement and the Merger. The Information Statement shall include a statement to such effect. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's shareholders approve the principal


                                      36.

terms of this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        5.3 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

               (a) During the Pre-Closing Period, each party shall promptly notify the others in writing of:

                      (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

                      (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                      (iii) any breach of any covenant or obligation of such party; and

                      (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

               (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) above requires any change in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule, or Parent shall deliver to the Company an update to the Parent Disclosure Schedule, as the case may be, specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or Parent, as the case may be, in this Agreement, or (ii) determining whether any condition set forth in Section 6 or 7, as the case may be, has been satisfied.

        5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger and to consider in good faith any suggestions or concerns raised by the Company, provided that nothing herein shall be deemed to


                                      37.

prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable laws.

        5.5 BEST EFFORTS. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

        5.6 TAX MATTERS. Prior to the Closing, Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Venture Law Group, A Professional Corporation, tax representation letters in substantially the form of Exhibit C (which will be used in connection with the legal opinions contemplated by Sections 6.5(f) and 7.3(b)) to the extent that the matters addressed in such letters are factually correct. Neither Parent, Merger Sub, nor the Company will take any action, or will fail to take any action, either before or after the Closing of the Merger, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Parent shall report, and shall cause the Surviving Corporation to report, the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        5.7 NONCOMPETITION AGREEMENTS. Prior to the Closing, the Company shall use its best efforts to cause each of the Persons identified on Exhibit D to execute and deliver to the Company and Parent a Noncompetition Agreement in the form of Exhibit E.

        5.8 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company and the Company shareholders who are parties to that certain Amended and Restated Investors' Rights Agreement between the Company and the holder of the Company Preferred Stock shall enter into an agreement, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all of such shareholders' rights under such agreements.

        5.9 RELEASE. At the Closing, each of the Company shareholders identified on Exhibit F-1 shall execute and deliver to the Company a Release in the form of Exhibit F-2.

        5.10 TERMINATION OF EMPLOYEE PLANS. At the request of Parent, immediately prior to the Closing, the Company shall terminate the Company 401(k) plan and shall ensure that no employee or former employee of the Company has any rights under such plan and that any liabilities of the Company under such plan are fully extinguished at no cost to the Company or Parent.

        5.11 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.


                                      38.

        5.12 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

               (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under California law for a period of six years from the Effective Time.

               (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, any existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of $75,000. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds $75,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for an annual premium equal to $75,000.

               (c) If the Surviving Corporation does not have sufficient capital to comply with its obligations under Section 5.12(b), Parent shall provide the Surviving Corporation with such capital.

               (d) This Section shall survive the consummation of the Merger, is intended to benefit the Indemnified Persons, shall be binding upon all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by the Indemnified Persons.

        5.13 STATEMENT OF EXPENSES. The Company shall provide to Parent at least five days prior to the Closing Date a statement prepared in good faith by the Company and signed by the Chief Financial Officer of the Company (the "Closing Expenses Statement") setting forth Company management's best estimate of the total amount of all fees, costs and expenses (including fees, costs and expenses of accountants, counsel and financial advisors) incurred by or for the benefit of the Company in connection with (a) the due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, and (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby. The Closing Expenses Statement shall serve as the basis for calculating the amount of Excess Expenses (if any) in accordance with Section 11.3.


                                      39.

        5.14 EMPLOYEE BENEFITS. Parent agrees that all employees of the Company shall be eligible to participate in Parent's health, vacation and other employee benefit plans, to the same extent as employees of Parent in similar positions and at similar grade levels (it being understood that such employees' shall be eligible to begin to participate (i) in Parent's employee stock purchase plan upon the commencement of the first new offering period that commences following the Effective Time, and (ii) in Parent's other employee benefit plans in accordance with the terms of such plans; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such eligibility need not be offered by Parent until the corresponding plan of the Company ceases to be available after the Effective Time). As soon as administratively feasible following the Effective Time, Parent agrees to take whatever action is necessary to transition Company employees into Parent's employee benefits plans as contemplated by the first sentence of this Section
5.14. Further, until such time that the continuing Company employees are covered under an employee benefit plan of Parent, they shall continue to be covered under the corresponding Company Plan that offers the same type of benefit. To the extent permitted by the terms of the relevant plans or arrangement and applicable law, Parent also agrees to provide each such continuing employee with full credit for service as an employee of the Company or any affiliate thereof prior to the Effective Time for the following purposes only: for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plan or arrangement maintained by Parent, including Parent's 401(k) plan, and for Parent's vacation program.

        5.15 NASDAQ LISTING. Parent shall prior to the Effective Time cause the shares of Parent Common Stock issuable to shareholders of the Company in the Merger and issuable to holders of Company Options and Company Warrants assumed by Parent pursuant to Section 1.6 upon the exercise of such options or warrants to be authorized for listing on Nasdaq.

        5.16 WORKING CAPITAL LOAN. Subject to the last sentence of this Section 5.16, in the event the Merger fails to close for any reason (other than as the result of a termination of this Agreement by Parent pursuant to Section 8.1(a)) and the Company requires additional working capital funds, Parent shall, at the request of the Company made within 60 days of the date of the termination of this Agreement, loan to the Company, when and as needed, on a mutually agreeable schedule, up to $15,000,000 (the "Loan"). The loan will be (i) subject to a perfected security interest against all of the assets of the Company, (ii) made on commercially reasonable terms, (iii) made only at such time that the Company has less than an amount to be agreed upon in cash or cash equivalents available, and (iv) used by the Company as working capital in accordance with a budget provided by the Company to Parent when the request for the loan is made. Parent shall not be required to make any loan to the Company after the 60-day period following the date of termination of this Agreement. Within 30 days after the date hereof and so as not to delay the funding of the Loan if necessary, Parent and the Company shall in good faith negotiate the material terms of the Loan (including interest rate, payment schedule, material default conditions, etc.). Such material terms shall be set forth in a term sheet which will serve as the basis for the preparation of the final documentation related to the Loan. Notwithstanding the foregoing, in the event that Parent is required to pay the termination fee contemplated by Section 8.3, Parent shall not be obligated to make the Loan to the Company.


                                      40.

        5.17 LICENSE AGREEMENT. In the event that the Merger is not consummated as the result of the failure of the Federal Trade Commission or the Department of Justice to grant the requisite approvals of the Merger under the HSR Act, Parent shall, at its option and upon termination of this Agreement under Section 8.1(f) and the payment of the termination fee contemplated by Section 8.3, be entitled, for a period of 60 days after any termination pursuant to Section 8.1(f), to require the Company to execute, deliver and perform the License Agreement substantially in the form attached hereto as Exhibit I, after modification of such License Agreement to eliminate any reference to the proposed Series E Preferred Stock financing.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

               The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

        6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger and this Agreement shall have been duly adopted by the Required Company Shareholder Vote.

        6.4 CONSENTS. All Consents set forth on Part 6.4 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

        6.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) Noncompetition Agreements in the form of Exhibit E executed by the Persons identified on Exhibit D;

               (b) a Release in the form of Exhibit F-2, executed by the Company shareholders identified on Exhibit F-1;


                                      41.

               (c) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(b) of the Company Disclosure Schedule);

               (d) a legal opinion of Orrick Herrington & Sutcliffe LLP, dated as of the Closing Date, in the form of Exhibit G;

               (e) a legal opinion of Cooley Godward llp, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.6);

               (f) an Escrow Agreement in the form of Exhibit B executed by the Company Shareholders' Representative and the Escrow Agent;

               (g) a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied (the "Company Compliance Certificate");

               (h) an agreement in a form reasonably satisfactory to Parent executed by each holder of Company Options and Company Warrants that are assumed by Parent pursuant to Section 1.6 agreeing to have 10% of the shares of Parent Common Stock issuable upon exercise of such Company Options and Company Warrants designated as Escrow Shares and subject to the indemnification set forth in this Agreement and, if exercised, held in escrow as contemplated by Section 1.10;

               (i) a properly completed and executed Status Letter from each shareholder of the Company; and

               (j) each outstanding share of Company Preferred Stock shall have been converted to Company Common Stock prior to the Closing.

        6.6 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the Nasdaq.

        6.7 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company.

        6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal


                                      42.

Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        6.9 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened in writing any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries.

        6.10 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Company or any of its Subsidiaries or a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries.

        6.11 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.9.

        6.12 FIRPTA COMPLIANCE. Parent shall have received the statement referred to in Section 5.10(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.10(b).

        6.13 DISSENTING SHARES. The holders of no more than 10% of the total shares of Company capital stock shall have perfected dissenters' rights under Chapter 13 of the CGCL.

        6.14 ACCREDITED INVESTORS. No more than 35 shareholders of the Company shall be determined by Parent in its reasonable judgment not to be accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act and all Company shareholders who are determined not to be accredited investors shall have agreed to be represented by a purchaser representative in connection with such shareholder's consideration of the Merger.


                                      43.

        6.15 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

               The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

        7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3 DOCUMENTS. The Company shall have received the following documents:

               (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit H;

               (b) a legal opinion of Venture Law Group, A Professional Corporation, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.6);

               (c) an Escrow Agreement in the form of Exhibit B, executed by Parent and the Escrow Agent; and

               (d) a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

        7.4 SHAREHOLDER APPROVAL. The principal terms of the Merger and this Agreement shall have been duly approved by the Required Company Shareholder Vote.


                                      44.

        7.5 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the Nasdaq.

        7.6 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent.

        7.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        7.8 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

SECTION 8. TERMINATION

        8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

               (a) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that Parent shall not terminate this Agreement under this Section 8.1(c) on account of any breach or inaccuracy that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach;

               (b) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect"


                                      45.

qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
7.2 would not be satisfied; provided, however, that the Company shall not terminate this Agreement under this Section 8.1(d) on account of any breach or inaccuracy that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach;

               (c) by either Parent or the Company if the Closing has not taken place on or before March 15, 2000 (the "Termination Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time); provided however that if a request for additional information is received from the Federal Trade Commission of the United States Department of Justice under the HSR Act, such date shall be extended to the 60th day following acknowledgement by such Governmental Body that Parent and the Company have complied with such request, but in no event shall such date be extended to a date after July 31, 2000;

               (d) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

               (e) by the mutual consent of Parent and the Company; or

               (f) by Parent in the event the Federal Trade Commission or the Department of Justice fails to grant the requisite approvals to the Merger under the HSR Act by July 31, 2000.

        8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(d) or Section 8.1(f), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

        8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any willful or intentional inaccuracy or prior willful or intentional breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; (c) Parent shall, in all events, remain bound by and continue to be subject to Section


                                      46.

5.16; and (d) the Company shall in all events remain bound by and continue to be subject to Section 5.17. Notwithstanding anything herein to the contrary, in the event Parent terminates this Agreement pursuant to Section 8.1(f) and elects to enter into the License Agreement as contemplated by Section 5.17, then Parent shall pay to the Company a nonrefundable cash termination fee of $15,000,000 upon the execution of the License Agreement by Parent and the Company.

SECTION 9. INDEMNIFICATION, ETC.

        9.1 SURVIVAL OF REPRESENTATIONS, ETC.

               (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Company Shareholders' Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire on the first anniversary of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

               (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

               (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

        9.2 INDEMNIFICATION. From and after the Closing Date (but subject to
Section 9.1(a)), each Indemnitee shall be held harmless and indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Company Disclosure Schedule delivered by the Company to


                                      47.

Parent prior to the Closing) or in the Company Compliance Certificate; (ii) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Company Disclosure Schedule delivered by the Company to Parent prior to the Closing) or in the Company Compliance Certificate as if such representation or warranty were made on and as of the Closing Date, (iii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iv) any Excess Expenses incurred by the Company or the Surviving Corporation which were not reflected on the Closing Expenses Statement; (v) any infringement claims or Legal Proceedings made or brought by any Person relating to any patents or patent applications set forth, identified or otherwise referred to in Part 2.9(c) of the Company Disclosure Schedule (the "Part 2.9(c) Claims"); or (vi) any amounts owed by the Company to Aisys in excess of $77,000 as a result of the DoCoMo transaction.

        9.3 THRESHOLD. No Indemnitee shall be entitled to indemnification pursuant to Section 9.2 (other than claims to indemnification under Sections 9.2(iv), 9.2(v) and 9.2(vi), to which claims the limitations contained in this
Section 9.3 shall not apply) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in this Agreement or the Company Compliance Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $1,000,000 in the aggregate, provided that if the total amount of such Damages exceeds $1,000,000, then any Indemnitee that has suffered or incurred any Damages shall be entitled to be indemnified against and compensated, reimbursed and paid for all such Damages and not merely that portion of such Damages that exceed $1,000,000.

        9.4 RIGHT OF OFFSET OF INDEMNIFICATION CLAIMS. Subject to Section 9.3, in the event any Indemnitee shall suffer any Damages for which such Indemnitee is entitled to indemnification under this Section 9, such Indemnitee shall be entitled, subject to the terms of the Escrow Agreement, to recover such Damages by obtaining that number of Escrow Shares equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and, consistent with the terms of Section 9.9, such recourse shall represent such Indemnitee's sole and exclusive right and remedy in such event. Without limiting the foregoing, Parent shall be entitled to offset against the Escrow Shares, and the Company Shareholders' Representative shall not assert any defense with respect to any claims made under Section 9.2(iv) for Excess Expenses.


                                      48.

        9.5 TREATMENT OF PART 2.9(c) CLAIMS.

               (a) Notwithstanding anything contained in this Agreement to the contrary, in the event an Indemnitee suffers or incurs any Damages to which Indemnitee shall be entitled to indemnification under Section 9.2(v), then the following shall apply:

                      (i) With respect to the first $25,000,000 in any such Damages, Parent shall be entitled to offset 90% of any such Damages against the Escrow Shares and Parent shall be liable for the remaining 10% of any such Damages;

                      (ii) With respect to the next $25,000,000 in any such Damages, Parent shall be entitled to offset 10% of any such Damages against the Escrow Shares and Parent shall be liable for the remaining 90% of any such Damages; and

                      (iii) With respect to any such Damages that exceed $50,000,000, Parent shall be entitled to offset 50% of any such Damages against the Escrow Shares to the full extent of all Escrow Shares then available in escrow and Parent shall be liable for the remaining 50% of any such Damages.

               (b) In the event of the assertion or commencement by any Person of Part 2.9(c) Claim (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification pursuant to Section 9.2(v), Parent shall have the right, at its election, to proceed with the defense of such Part 2.9(c) Claim on its own. In addition, Parent shall have the right to settle, adjust or compromise any such Part 2.9(c) Claim with the consent of either of the Company Shareholders' Representatives; provided however, that such consent shall not be unreasonably withheld. If Parent determines to settle, adjust or compromise any such Part 2.9(c) Claim, Parent shall deliver to the Company Shareholders' Representatives a written statement of the terms of any such proposed settlement, adjustment or compromise including the amount thereof (the "Settlement Amount"). In the event that the Company Shareholders' Representatives shall withhold consent and Parent proceeds with the defense of such Part 2.9(c) Claim, then Parent shall be entitled to offset against the Escrow Shares any Damages incurred by Parent in connection with any such Part 2.9(c) Claim.

               (c) Except to the extent specifically altered by this Section 9.5, Part 2.9(c) Claims shall be governed by the provisions of Section 9.7.

               (d) The limitations contained in Section 9.3 shall not apply to the provisions of this Section 9.5.

        9.6 NO CONTRIBUTION. The Company shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such shareholders may become subject under or in connection with this Agreement or the Escrow Agreement.


                                      49.

        9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

               (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Shares in the manner set forth in the Escrow Agreement; and

               (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Company Shareholders' Representative; provided, however, that such consent shall not be unreasonably withheld.

        Parent shall give the Company Shareholders' Representative prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Company Shareholders' Representative shall not limit any of the Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Company Shareholders' Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Company Shareholders' Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

        9.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

        9.9 INDEMNIFICATION EXCLUSIVE REMEDY. Except for claims based on fraud, willful misconduct or other tortious conduct, notwithstanding anything to the contrary contained in this Agreement, (i) recourse by an Indemnitee against the Escrow Shares shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered pursuant hereto or noncompliance by the Company with any covenant contained in this Agreement, and (ii) Parent shall not be entitled to pursue any claims for indemnification under this Section 9 or other contractual damages arising out of this Agreement against any of the former Company shareholders directly or personally.

SECTION 10. REGISTRATION OF SHARES

        10.1 REGISTRATION STATEMENT.


                                      50.

               (a) As promptly as practicable after the Closing (and in any event within 20 days after the Closing), Parent shall file with the SEC a registration statement on Form S-3 (the "First Registration Statement") registering for resale the shares of Parent Common Stock to be issued pursuant to Sections 1.5(a)(i), 1.5(a)(ii) and upon the exercise of any Company Warrants assumed by Parent pursuant to Section 1.6 (such shares of Parent Common Stock being referred to collectively as the "First Registration Statement Shares"). Parent shall use commercially reasonable efforts: (a) to cause the First Registration Statement to be declared effective by the SEC as soon as practicable after the Closing; and (b) cause the First Registration Statement to remain effective until the earlier of (i) the first anniversary of the Closing Date, or (ii) the date on which all of the First Registration Statement Shares covered by the First Registration Statement have been sold.

               (b) As promptly as practicable after the end of the Escrow Period (and in any event within 20 days after the end of the Escrow Period), Parent shall file with the SEC a registration statement on Form S-3 (the "Second Registration Statement") registering for resale the shares of Parent Common Stock underlying the Expired Options, if any (such shares being referred to as the "Second Registration Statement Shares"). Parent shall use commercially reasonable efforts: (a) to cause the Second Registration Statement to be declared effective by the SEC as soon as practicable after the end of the Escrow Period; and (b) cause the Second Registration Statement to remain effective until the earlier of (i) the first anniversary of the end of the Escrow Period, or (ii) the date on which all of the Second Registration Statement Shares covered by the Second Registration Statement have been sold.

               (c) For the purposes of this Agreement, the First Registration Statement and the Second Registration Statement shall collectively be referred to herein as the "Registration Statements" and the First Registration Statement Shares and the Second Registration Statement Shares shall collectively be referred to herein as the "Registrable Securities." Parent shall (at its own expense):

                      (i) prepare and file with the SEC such amendments to the Registration Statements, and such supplements to the related prospectuses, as may be required in order to comply with the applicable provisions of the Securities Act;

                      (ii) promptly furnish to the holders of Registrable Shares such numbers of copies of a prospectus conforming to the requirements of the Securities Act as they may reasonably request in order to facilitate the disposition of the Registrable Shares covered by the Registration Statements; and

                      (iii) use reasonable efforts to register and qualify the Registrable Shares under the securities laws of such states as the holders of Registrable Shares may reasonably request, provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states.

               (d) Notwithstanding anything to the contrary contained herein, no Person who receives Parent Common Stock in the Merger shall have any rights under this Section 10 unless


                                      51.

such Person (i) executes a written agreement satisfactory in form and content to Parent, confirming that such Person wishes to be allowed to sell Parent Common Stock pursuant to the Registration Statements and agrees to be bound by the provisions of this Section 10, which written agreement shall be delivered to the Company shareholders with the Information Statement contemplated by Section 5.2, and (ii) delivers such written agreement (as executed by such Person) to Parent within 10 days after the Closing. A Person who receives Registrable Shares in the Merger pursuant to Section 1.5(a) and who executes and delivers such an agreement is referred to in this Section 10 as a "Participating Holder."

               (e) Notwithstanding anything to the contrary contained herein, all of Parent's obligations under this Section 10.1 (including its obligation to file and maintain the effectiveness of the Registration Statements) shall terminate and expire as to the earliest date on which all Registrable Shares can be sold without registration pursuant to Rule 144 under the Securities Act.

        10.2 INDEMNIFICATION.

               (a) Parent agrees to indemnify, to the extent permitted by law, each Participating Holder against all Damages suffered by such Participating Holder as a result of any untrue or alleged untrue statement of material fact contained in either of the Registration Statements or in the related prospectuses or preliminary prospectuses (or in any amendment thereof or supplement thereto) or as a result of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information furnished in writing to Parent by such Participating Holder for use therein or results from such Participating Holder's failure to deliver a copy of the Registration Statements or related prospectuses (or any amendment thereof or supplement thereto) after Parent has furnished such Participating Holder with a sufficient number of copies thereof.

               (b) In connection with the Registration Statements, each Participating Holder (i) shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with such Registration Statements or the related prospectuses, and (ii) to the extent permitted by law, will indemnify Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such Registration Statements or in the related prospectuses or preliminary prospectuses (or in any amendment thereof or supplement thereto) or from any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information or affidavit furnished in writing by such Participating Holder.

               (c) Any Person entitled to indemnification under this Section 10 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in the indemnified party's reasonable judgment a conflict of


                                      52.

interest exists between the indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will pay the fees and expenses of only one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other indemnified party with respect to such claim (in which case the indemnifying party will pay the fees and expenses of additional counsel).

        10.3 TRANSFERABILITY OF REGISTRATION RIGHTS. The rights of Participating Holders under this Section 10 are not transferable except in connection with:
(a) a transfer by will or intestacy; and (b) estate planning transfers consisting of gifts to the spouse or issue of the transferor, or to a charity qualified under Section 501(c)(3) of the Code: and (c) a distribution of any of the Registrable Securities, without additional consideration, to the underlying beneficial owners thereof (such as the general partners, limited partners, shareholders or trust beneficiaries of a Company shareholder), in which event in each such case such transferee or distributee shall be deemed to be a "Participating Holder" for purposes of this Section 10 and shall be required to comply with the provisions of Section 10.1(c).

        10.4 DELAY OF REGISTRATION. For a period not to exceed 60 days, Parent may delay the filing or effectiveness of either of the Registration Statements, or suspend the use of the Registration Statements (and the Participating Holders hereby agree not to offer or sell any Registrable Shares pursuant to the Registration Statements during such period) after receiving notice of such delay or suspension), at any time when Parent, in its reasonable judgment after consultation with counsel, believes that there is or may be in existence material nonpublic information or events involving Parent, the failure of which to be disclosed in the prospectus included in either of the Registration Statements could result in a violation of the Securities Act, the Exchange Act or any provision of any state securities law (the "Suspension Right"). In the event Parent exercises the Suspension Right, such suspension shall continue for the period of time, and only such period of time, reasonably necessary for disclosure to occur at a time that is not detrimental to Parent or its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Participating Holders notice of any such delay or suspension and prompt notice of the cessation of suspension or delay. In the event Parent reasonably believes that any of the foregoing circumstances are continuing after such 60-day period, it may, with the consent of the holders of a majority of the Registrable Shares (which consent shall not be unreasonably withheld) extend such 60-day period for one additional 30-day period. Parent will use all reasonable efforts to minimize the length of any suspension or delay under this Section 10.4; provided however that nothing contained in this
Section 10.4 shall be deemed to require Parent to make any disclosures.

        10.5 AMENDMENT OF SECTION 10. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 10 may be amended by Parent at any time with


                                      53.

the consent of the holders of a majority of the Registrable Shares (which consent shall not be unreasonably withheld).

SECTION 11. MISCELLANEOUS PROVISIONS

        11.1 COMPANY SHAREHOLDERS' REPRESENTATIVE. The shareholders of the Company, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Bruce W. Dunlevie and M. Kenneth Oshman as their agents to act, jointly and severally, on their behalf for purposes of Section 9 and the Escrow Agreement (each a "Company Shareholders' Representative"). Parent shall be entitled to deal exclusively with either Company Shareholders' Representative on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company shareholder by either Company Shareholders' Representative, and on any other action taken or purported to be taken on behalf of any Company shareholder by either Company Shareholders' Representative, as fully binding upon such Company shareholder. The rights and obligations of such Company Shareholders' Representatives shall be as set forth in the Escrow Agreement.

        11.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        11.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement) exceeds $1,200,000 in the aggregate (any such amount in excess of $1,200,000 being referred to as the "Excess Expenses"), such fees, costs and expenses shall be paid and satisfied by reducing the number of shares of Parent Common Stock to be issued pursuant to Section 1.5(a) by that number of shares of Parent Common Stock determined by dividing (1) the total Excess Expenses, by (2) the Average Trading Price (as defined in Section 1.8(a).


                                      54.

        11.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        11.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

               IF TO PARENT:

               QUALCOMM Incorporated
               5775 Morehouse Drive
               San Diego, CA 92121-1714
               Attn:  Steve Altman, Esq.
               Fax:  (858) 845-1249


               WITH A COPY TO:

               Cooley Godward LLP
               4365 Executive Drive, Suite 1100
               San Diego, CA  92121
               Attn:  Frederick T. Muto, Esq.
               Fax: (858) 453-3555


               IF TO THE COMPANY:

               SnapTrack, Inc.
               4040 Moorpark Ave.
               Suite 250
               San Jose, CA 95117
               Attn: Steven Poizner
               Fax: (408) 556-0404


               WITH COPIES TO:

               Orrick Herrington & Sutcliffe LLP
               1020 Marsh Road
               Menlo Park, CA  94025
               Attn:  Peter Cohn, Esq.
               Fax:  (650) 614-7401


                                      55.

               Venture Law Group
               2800 Sand Hill Road
               Menlo Park, CA  94025
               Attn: Steven J. Tonsfeldt, Esq.
               Fax:  (650) 233-8386

        11.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

        11.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        11.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        11.9 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Except for those actions required to be arbitrated pursuant to Section 9, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California, County of San Diego and the County of San Francisco; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.5.

        11.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). No party to this Agreement shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the prior written consent of the other parties hereto; provided, however, that Parent shall be permitted to assign and transfer the obligations of Merger Sub hereunder to another newly formed, wholly owned subsidiary of Parent following notice to the other parties hereto and following receipt by such other parties of an addendum to this Agreement in which such new subsidiary acknowledges its obligations hereunder.

        11.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.


                                      56.

        11.12 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        11.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Company.

        11.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        11.15 PARTIES IN INTEREST. Except for the provisions of Sections 1.6, 5.12, 9 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        11.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the mutual non-disclosure agreement executed by Parent and the Company in connection with the Merger shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

        11.17 DISCLOSURE SCHEDULES.

               (a) The Company shall prepare and deliver to Parent concurrently herewith a Company Disclosure Schedule which has been duly executed on behalf of the Company by its President and which contains exceptions to the Company's representations and warranties made in Section 2 of this Agreement. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representations or warranties set forth in the corresponding numbered or lettered section in Section 2.


                                      57.

               (b) Parent shall prepare and deliver to the Company concurrently herewith a Parent Disclosure Schedule which has been duly executed on behalf of Parent by its President and which contains exceptions to Parent's representations and warranties made in Section 3 of this Agreement. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representations or warranties set forth in the corresponding numbered or lettered section in Section 3.

        11.18 CONSTRUCTION.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                                      58.

        The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                 QUALCOMM INCORPORATED
                                 a Delaware corporation


                                 By:     /s/ STEVEN R. ALTMAN
                                    -------------------------------

                                 Name:   Steven R. Altman
                                      -----------------------------

                                 Title:  Executive Vice President
                                       ----------------------------

                                 FALCON ACQUISITION CORPORATION,
                                 a Delaware corporation


                                 By:     /s/ STEVEN R. ALTMAN
                                    -------------------------------

                                 Name:   Steven R. Altman
                                      -----------------------------

                                 Title:  Executive Vice President
                                       ----------------------------


                                 SNAPTRACK, INC.
                                 a California corporation


                                 By:     /s/ STEPHEN POIZNER
                                    -------------------------------

                                 Name:   Stephen Poizner
                                      -----------------------------

                                 Title:  Chief Executive Officer
                                       ----------------------------


                                Signature Page to
                 Agreement and Plan of Merger and Reorganization

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

               (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any direct or indirect Subsidiary of the Company;

               the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company, or
(C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company; provided, however, that (x) the grant of stock options by the Company to its employees in the ordinary course of business (up to a maximum of 50,000 options to purchase capital stock of the Company) will not be deemed to be an "Acquisition Transaction" if such grant is made pursuant to the Company's existing stock option plans and is consistent with the Company's past practices, and (y) the issuance of stock by the Company to its employees upon the exercise of outstanding stock options will not be deemed to be an "Acquisition Transaction;" or

               (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company or any direct or indirect Subsidiary of the Company, or any sale, license or other transfer of any material intellectual property right of the Company.

        AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

        COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

        COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean collectively the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company.

        COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

        COMPANY SOURCE CODE. "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

        COMPANY STOCK OPTION PLANS. "Company Stock Option Plans" shall mean the Company's 1995 Stock Option Plan and the Company's 1995 Stock Purchase Plan.

        CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including attorneys' fees), charge, cost (including costs of investigation) or expense of any nature; provided however that with respect to claims for indemnification made pursuant to Section 9.2(v), Damages shall be limited to the out-of-pocket costs and expenses incurred by the Indemnitee with respect to such claims.

        ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

        GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

        LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on the Company: (A) any continued or increased operating losses or changes in the Company's working capital position that are consistent with past practice and not materially different than the projections provided by the Company to Parent (provided the conduct of business requirements under this Agreement are complied with by the party); (B) changes in general economic conditions or changes affecting the industry generally in which the Company operates; or (C) any event, violation, inaccuracy, circumstance or other matter that results solely directly from changes in the conduct of the Company's business due to the negotiation of this Agreement, the public announcement or pendency of the transactions contemplated hereby, and without any independent basis therefor or as a result of any breach of any representation, warrant or covenant of the Company set forth herein on (1) the pending matters referred to in Part 4.2 of the Company Disclosure Schedule, and (2) the Company's business relationships with its licensing partners set forth in Part 4.2 of the Company Disclosure Schedule. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would have a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on Parent: (A) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly (1) the sale, transfer or other disposition of, or failure to sell, transfer or otherwise dispose of, all or substantially all of Parent's Subscriber Business Unit, or (2) any strategic partnership, joint venture, restructuring, spin-off, divestiture, business combination or any other transfer or disposition to any Person of any of the assets or liabilities of Parent; and (B) a change in Parent's stock price.

        NASDAQ. "Nasdaq" shall mean the Nasdaq National Stock Market.

        PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent.

        PERSON. "Person" shall mean any individual, Entity or Governmental Body.

        PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        SEC. "SEC" shall mean the United States Securities and Exchange Commission.

        SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

        SUBSCRIBER BUSINESS UNIT. "Subscriber Business Unit" shall mean that portion of Parent's operations used in designing, developing, manufacturing, marketing, selling, distributing and servicing subscriber products incorporating CDMA technology and related accessories for use in mobile or fixed wireless terrestrial networks.

        SUBSIDIARY. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                    EXHIBIT B

                                ESCROW AGREEMENT

                                ESCROW AGREEMENT


        THIS ESCROW AGREEMENT is entered into as of March 1, 2000, by and among:
QUALCOMM INCORPORATED, a Delaware corporation ("Parent"); SNAPTRACK, INC., a California corporation (the "Company"); HARRIS TRUST COMPANY OF CALIFORNIA (the "Escrow Agent"); and BRUCE W. DUNLEVIE and M. KENNETH OSHMAN (each a "Company Shareholders' Representative"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement (as defined below).

                                    RECITALS

        A. Parent, Falcon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of January 25, 2000 (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company whereby the Company will be the surviving corporation (the "Surviving Corporation").

        B. The Merger Agreement provides that an escrow account will be established as collateral for certain indemnification obligations owed to the Indemnitees pursuant to Section 9 of the Merger Agreement.

        C. The parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

                                    AGREEMENT

        NOW, THEREFORE, the parties hereby agree as follows:

        1. ESCROW ACCOUNT.

               (a) ESCROW OF SHARES. At the time and date as of which the consummation of the transactions contemplated by the Merger Agreement are required to take place ("Closing Date"), Parent shall deliver to the Escrow Agent notification of the Closing Date and a certificate or certificates for seven hundred forty-three thousand three hundred seventy-nine (743,379) shares of Parent Common Stock ( the "Escrow Shares") to be issued in the name of the Escrow Agent or its nominee. If prior to the end of one year from the Closing Date (the "Escrow Period") any Company Options or Company Warrants assumed by Parent in connection with the Merger are exercised, then Parent shall deliver to the Escrow Agent an additional certificate or certificates representing 10% of the shares of Parent Common Stock issuable upon any such exercise to be deposited into escrow and the shares of Parent Common Stock represented by any such additional certificate or certificates shall be deemed for all purposes to be Escrow Shares. In addition, on the date that is not later than 360 days after the Closing Date, Parent shall deliver to the Escrow Agent an additional certificate representing all of the shares of Parent Common Stock underlying any Expired Options and the shares of Parent Common Stock represented by such additional certificate shall be deemed for all purposes to be Escrow Shares. The Escrow Shares shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent


                                       1.

agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

               (b) DIVIDENDS, ETC. Any securities distributable in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividend, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrow Shares for all purposes hereof. Parent shall or shall cause any cash dividend or property (other than securities) distributable in respect of the Escrow Shares to be distributed to the Persons whom have an interest in the Escrow Shares (the "Company Securityholders") at the addresses on file with Parent for such Persons.

               (c) VOTING OF SHARES. On any matter brought before the stockholders of Parent for a vote, the Company Shareholders' Representatives shall deliver notice to the Escrow Agent ("Voting Notice") setting forth the manner in which, in proportion to the votes cast by the Company Securityholders, the Escrow Agent shall vote the Escrow Shares. Such Voting Notice shall be delivered to the Escrow Agent at least five days prior to the date of the taking of any vote of the stockholders of Parent (the "Voting Notice Date"). The Escrow Agent shall have no obligation to vote any of the Escrow Shares if no Voting Notice is received prior to the Voting Notice Date, if such notice does not clearly set forth the manner in which the Escrow Agent shall vote the Escrow Shares, or if such notice is disputed by either Company Shareholders' Representative.

               (d) TRANSFERABILITY. The interests of the Company Securityholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Parent, and no such assignment or transfer shall be valid until such notice is given.

               (e) ESCROW AGENT'S POWER TO TRANSFER. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Shares permitted under the terms of this Agreement. Parent will cooperate with the Escrow Agent in causing Parent's transfer agent to promptly issue stock certificates to effect such transfers.

               (f) ACTS OF COMPANY SHAREHOLDERS' REPRESENTATIVES. The Company Shareholders' Representatives shall be entitled to act jointly or severally on behalf of the Company Securityholders. Accordingly, all notices, certificates, agreements, consents, instructions or other instruments required to be delivered to Parent or the Escrow Agent by the Company Shareholders' Representatives may be executed by either or both of the Company Shareholders' Representatives and any notice, certificate, agreement, consent, instruction or other instrument executed by a single Company Shareholders' Representative shall be deemed for all purposes of this Agreement to be executed by both Company Shareholders' Representatives. Parent and the Escrow Agent shall be entitled to rely on any act or omission to act of any Company Shareholder Representative (including any notice, certificate, agreement, consent, instruction or other instrument executed by a single Company Shareholder Representative) as the act or omission to act of both Company Shareholders' Representatives. In the event that Parent or the Escrow Agent receive any notice, certificate, agreement, consent, instruction or other instrument from a Company Shareholders' Representative that conflicts with


                                       2.

any notice, certificate, agreement, consent, instruction or other instrument received from the other Company Shareholders' Representative, neither Parent nor the Escrow Agent shall have any obligation to conduct any investigation or inquiry with respect thereto and Parent and the Escrow Agent may rely (without any liability for such reliance) on either such notice, certificate, agreement, consent, instruction or other instrument as the act of both of the Company Shareholders' Representatives. Any notice, certificate, agreement, consent, instruction or other instrument delivered by Parent or the Escrow Agent to either Company Shareholders' Representative shall be deemed delivered to both Company Shareholders' Representatives.

        2. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

               (a) DELIVERY OF CLAIM NOTICE. If any Indemnitee has incurred or suffered any Damages for which it is or may be entitled to indemnification under the Merger Agreement, the Parent shall, on behalf of such Indemnitee and on or prior to the Termination Date (as defined below), give written notice of such claim (a "Claim Notice") to either Company Shareholders' Representative and the Escrow Agent. Each Claim Notice shall state the basis for such claim, the amount of Damages incurred or suffered by such Indemnitee and the number of Escrow Shares corresponding to said Damages (the "Claimed Amount"). No Indemnitee shall make any claim for Damages after February 29, 2001 (the "Termination Date").

               (b) RESPONSE NOTICE; UNCONTESTED CLAIMS. Within 30 days of the date a Claim Notice was received by the Escrow Agent (the "Response Date"), either or both of the Company Shareholders' Representatives shall provide to Parent and to the Escrow Agent a written response (the "Response Notice") in which the Company Shareholders' Representatives shall: (i) agree that the number of Escrow Shares stated in the Claim Notice and having a Fair Market Value (as calculated pursuant to Section 4 hereof) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, (ii) agree that a stated number of Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee or (iii) contest that any of the Escrow Shares may be released from the Escrow Account to the Indemnitee. The Company Shareholders' Representatives may contest the release of Escrow Shares having a Fair Market Value equal to all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnitee is entitled to indemnification under the Merger Agreement. If no Response Notice is delivered by the Company Shareholders' Representatives to the Escrow Agent by the Response Date, the Company Shareholders' Representatives shall be deemed to have agreed that Escrow Shares having a Fair Market Value equal to the entire Claimed Amount may be released to the Indemnitee from the Escrow Account.

               (c) UNCONTESTED CLAIM. If either of the Company Shareholders' Representatives in the Response Notice agrees or is deemed pursuant to the last sentence of subsection (b) above to have agreed that Escrow Shares having a Fair Market Value equal to the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall, no later than ten days after receipt of the Response Notice, transfer, deliver, and assign to such Indemnitee such number of Escrow Shares stated in the Claim Notice (or such lesser number of Escrow Shares as is then held in the Escrow Account).


                                       3.

               (d) PARTIALLY CONTESTED CLAIMS. If either of the Company Shareholders' Representatives in the Response Notice agree that a stated amount of Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to such Indemnitee, the Escrow Agent shall, no later than ten days after receipt of the Response Notice, transfer, deliver and assign to such Indemnitee such number of Escrow Shares as set forth in the Response Notice (or such lesser number of Escrow Shares as is then held in the Escrow Account).

               (e) CONTESTED CLAIMS.

                      (i) If both of the Company Shareholders' Representatives in the Response Notice contest the release of all or part of the Escrow Shares having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the Company Shareholders' Representatives and Parent shall attempt in good faith for a period of up to 30 days to agree upon the rights of the respective parties with respect to the claims at issue. If the Company Shareholders' Representatives and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and either of the Company Shareholders' Representatives and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely upon such memorandum and distribute the Escrow Shares from the Escrow Account in accordance with the terms of the memorandum.

                      (ii) If no such agreement can be reached after such good faith negotiation, either Parent or both of the Company Shareholders' Representatives may, by written notice to the other (with a copy to the Escrow Agent), demand arbitration of the matter unless the Contested Amount is at issue in pending litigation or other dispute resolution procedure with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parent and the Company Shareholders' Representatives agree to early arbitration of the matter. All arbitration proceedings contemplated by this subsection (e) shall be held in San Diego or San Francisco, California. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "Rules"). The Company Shareholders' Representatives and Parent shall each designate one arbitrator within 15 days of the delivery of the Response Notice contesting the Claimed Amount. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator; provided however, that (i) in the event the two designated arbitrators fail to reach agreement with respect to the designation of the third arbitrator within 15 days of delivery of the Response Notice, the third arbitrator shall be appointed in accordance with the Rules and
(ii) if either the Company Shareholders' Representatives or Parent fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. The arbitrators shall decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to (i) whether Parent is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement, and (ii) which party shall be deemed to be the


                                       4.

"prevailing party" in arbitration for the purposes of subparagraph (iii) below. The final decision of the majority of the arbitrators shall be furnished to the Company Shareholders' Representatives, Parent and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Company Shareholders' Representatives, the Company Securityholders, the Company, Parent and the Escrow Agent and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by both of the Company Shareholders' Representatives, the Escrow Agent shall continue to hold in the Escrow Account a number of Escrow Shares having a Fair Market Value equal to the Contested Amount (up to the number of Escrow Shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by Parent and either Company Shareholders' Representative setting forth instructions to the Escrow Agent as to release of Escrow Shares from the Escrow Account, if any, that shall be made with respect to the Contested Amount, or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares from the Escrow Account, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Shares from the Escrow Account (to the extent Escrow Shares are then held in the Escrow Account) in accordance with such agreement or instructions.

                      (iii) The non-prevailing party in any such arbitration proceeding shall pay its own expenses, the fees of each arbitrator, the administration fee of the American Arbitration Association, and the expenses, including without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

        3. RELEASE OF ESCROW SHARES.

               (a) Upon the execution of this Agreement, Parent shall provide to the Escrow Agent a schedule setting forth the allocation of the Escrow Shares then placed in escrow to the Company Securityholders whom then have an interest in such shares. In order to facilitate the preparation of stock certificates representing any Escrow Shares to be distributed to the Company Securityholders as provided herein, within 10 days after the Termination Date, Parent shall prepare, and the Company Shareholders' Representatives shall confirm in writing, an updated schedule setting forth the allocation of the Escrow Shares then held in escrow (taking into account any increases or decreases in the Escrow Shares and any Company Securityholders who no longer have an interest in the Escrow Shares). Parent shall provide such updated allocation schedule to the Escrow Agent and to its transfer agent. Within 20 days after receipt by the Escrow Agent of the updated allocation schedule, the Escrow Agent shall deliver the certificates representing the shares of Parent Common Stock then held in escrow to Parent's transfer agent. Parent shall promptly cause its transfer agent to prepare certificates in the amounts and in the names of the Company Securityholders reflected on the updated allocation schedule. Parent shall instruct the transfer agent to mail or otherwise deliver such certificates to the Company Securityholders to the addresses for such Company Securityholders that are then on file with the transfer agent. Notwithstanding the foregoing, if any Indemnitee shall have asserted a claim for indemnification prior to the Termination Date and such claim has not yet been resolved, the Escrow Agent shall retain in the Escrow Account after the Termination Date a number of Escrow Shares having a Fair Market Value equal to the Claimed Amount or


                                       5.

Contested Amount, as the case may be, which has not then been resolved, upon the terms set forth in Section 2.

               (b) Notwithstanding Section 3(a), the Escrow Agent shall at the written direction of the Parent withhold the distribution of that portion of the Escrow Shares otherwise distributable to the Company Securityholders who have not, according to written notice provided by Parent to the Escrow Agent prior to such distribution, surrendered their respective Company Stock Certificates in accordance with Section 1.8 of the Merger Agreement. Any such withheld amounts shall be delivered to Parent promptly after the Termination Date, and shall be delivered by Parent to a Company Securityholder to whom such shares would have otherwise been distributed upon surrender of their respective Company Stock Certificates.

               (c) No fractional shares of Parent Common Stock shall be distributed to the Company Securityholders pursuant to this Agreement. In lieu of any fractional shares to which such Company Securityholder would otherwise be entitled, such Company Securityholders shall be paid in cash an amount equal to the sum of the dollar amount (rounded to the nearest whole cent) determined by multiplying the Fair Market Value by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such Company Securityholders hereunder. As soon as practicable after the Termination Date, Parent shall deposit cash with its transfer agent in a sufficient amount to pay all fractional shares in accordance with this Section 3(c).

        4. VALUATION OF ESCROW SHARES. For purposes of this Agreement, the Fair Market Value of the Escrow Shares shall be determined based upon the average of the closing prices of Parent Common Stock on the NASDAQ National Stock Market for the fifteen (15) trading-day period ending (and including) one day prior to the Closing Date (the "Closing Sales Price").

        5. FEES AND EXPENSES.

               (a) Upon execution of this Agreement, an acceptance fee of $3,500.00 will be payable to the Escrow Agent. This acceptance fee will cover the initial twelve months of the escrow. If the period which the Escrow Agent is required to maintain the Escrow Account continues beyond the Termination Date pursuant to Section 3(a), fees will be payable in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.

               (b) Parent shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

               (c) At the end of the Escrow Period, either of the Company Shareholders' Representatives shall deliver to Parent and the Escrow Agent an accounting of all fees, costs and other expenses (including attorneys' fees) incurred by the Company Shareholders' Representatives in the performance of their duties hereunder. All such fees, costs and other expenses incurred by the Company Shareholders' Representatives in connection with the performance of its duties hereunder shall be paid by the Company Securityholders; provided however that, if at the end of the Escrow Period there are Escrow Shares that will be delivered to


                                       6.

the Company Securityholders pursuant to Section 3(a), the reasonable fees of the Company Shareholders' Representatives shall be paid by the delivery to such Company Shareholders' Representatives that number of Escrow Shares equal to the total amount of such fees divided by the Closing Sales Price. Any such reduction in shares shall be taken into account in determining the updated allocation schedule referred to in Section 3(a). Neither Parent nor the Escrow Agent shall have any liability whatsoever for any fees, costs, or other expenses incurred by the Company Shareholders' Representatives or for any Escrow Shares delivered to the Company Shareholders' Representatives in satisfaction of such fees, costs or other expenses.

        6. DUTIES OF ESCROW AGENT.

               (a) The Escrow Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

               (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Shares, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign as Escrow Agent so a successor can be appointed pursuant to clause (d) of this Section 6, or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Parent will pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 6(b) (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 5 hereof).

               (c) The Escrow Agent shall be indemnified, jointly and severally, and saved harmless by the Parent, from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Agent made by the Escrow Agent pursuant to this Escrow Agreement, except as a result of the Escrow Agent's own gross negligence or willful misconduct. The costs and expenses of enforcing this right of indemnification shall also be paid by the Parent. This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent.

               (d) The Escrow Agent shall have no interest in the Escrow Shares, but is serving as escrow holder only and having only possession thereof.


                                       7.

               (e) The Escrow Agent may resign as Escrow Agent at any time and for any reason whatsoever. In the event the Escrow Agent desires to resign as Escrow Agent under this Agreement, the Escrow Agent shall deliver a notice to Parent and the Company Shareholders' Representatives stating the date upon which such resignation shall be effective; provided however, that any such resignation shall not be effective until at least the 30th day after Parent and the Company Shareholders' Representatives receive such notice. Upon the receipt of any such notice from the Escrow Agent, Parent may appoint a successor escrow agent without the consent of the Company Shareholders' Representatives so long as such successor is a bank or trust company with assets of at least $50 million or a bank or trust company with a parent company with assets of at least $50 million, and may appoint any other successor escrow agent with the consent of either of the Company Shareholders' Representatives, which consent shall not be unreasonably withheld. In the case of the appointment of any successor escrow agent requiring the consent of either of the Company Shareholders' Representatives as set forth in the preceding sentence, Parent and either of the Company Shareholders' Representatives shall deliver a written notice to the Escrow Agent designating the successor escrow agent. Upon the effectiveness of the resignation of the Escrow Agent, the Escrow Agent shall deliver the Escrow Shares to any successor escrow agent properly designated hereunder, whereupon the Escrow Agent shall be discharged from any and all further obligations arising hereunder. If upon the effective date of resignation of the Escrow Agent a successor escrow agent has not been duly designated, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Shares until receipt of a designation of successor escrow agent or a final nonappealable order of a court of competent jurisdiction.

               (f) In no event shall the Escrow Agent be liable to any party for any special, indirect or consequential loss or damage of any kind, even if the Escrow Agent has been previously advised of the possibility of such loss or damage.

        7. TERMINATION. This Agreement shall terminate upon the later of the Termination Date or the release by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement.

        8. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt.

        If to Parent:                        QUALCOMM Incorporated
                                             5775 Morehouse Drive
                                             San Diego, CA 92121-1714
                                             Attn:  Steve Altman, Esq.
                                             Phone: (858) 658-4811
                                             Fax: (858) 845-1249


                                       8.

        With a copy to:                      Cooley Godward LLP
                                             4365 Executive Drive, Suite 1100
                                             San Diego, CA 92121
                                             Attn:  Frederick T. Muto, Esq.
                                             Phone: (858) 550-6000
                                             Fax: (858) 453-3555


        If to the Company Shareholders'
        Representatives:                     Bruce W. Dunlevie
                                             c/o Benchmark Capital
                                             2480 Sand Hill Road, Suite 200
                                             Menlo Park, CA 94025
                                             Phone: (650) 854-8180
                                             Fax:  (650) 854-8183

                                             M. Kenneth Oshman
                                             c/o Echelon Corporation
                                             4015 Miranda Avenue
                                             Palo Alto, CA 94304
                                             Phone: (650) 855-7444
                                             Fax:  (650) 855-7437

        If to the Escrow Agent:              Harris Trust Company of California
                                             601 South Figueroa Street #4900
                                             Los Angeles, CA  90017
                                             Attn:  Corporate Trust Dept.
                                             Phone:  (213) 239-0631
                                             Fax:    (213) 239-0671


        Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, facsimile or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 8.

        Attached hereto as Exhibit A are the name, titles and specimen signatures of each of the persons who are authorized to execute and deliver written notices and directions to the Escrow Agent.

        9. COMPANY SHAREHOLDERS' REPRESENTATIVES.

               (a) For purposes of this Agreement, the approval of the principal terms of the Merger and the approval of the Merger Agreement constitutes the appointment by each of the Company Shareholders of Bruce W. Dunlevie and W. Kenneth Oshman, to act jointly and severally, as their agents and as attorneys-in-fact for and on behalf of the Company Shareholders,


                                       9.

and the taking by the Company Shareholders' Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement, including without limitation, the exercise of the power to (i) authorize delivery to any Indemnitee of Escrow Shares in satisfaction of any Damages or Claimed Amounts, (ii) agree to negotiate, enter into settlements and compromises with respect to such Damages or Claimed Amounts, (iii) resolve any claims or disputes hereunder, and (iv) take all actions necessary in the judgment of the Company Shareholders' Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations contained in this Agreement. In addition, by separate agreement, each of the holders of Company Options and Company Warrants has appointed each of the Company Shareholders' Representatives to act, jointly and severally, as their agents and attorneys-in-fact with respect to the matters contemplated by the immediately preceding sentence. As evidenced by the execution of this Agreement by the Company Shareholders' Representatives, each Company Shareholders' Representative hereby accepts such appointment as agent and attorney-in-fact to act on behalf of the Company Securityholders and the holders of Company Options and Company Warrants with respect to the matters contemplated by this Agreement. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Parent and the Escrow Agent. No bond shall be required of the Company Shareholders' Representatives, and the Company Shareholders' Representatives shall receive no compensation for services.

               (b) The Company Shareholders' Representatives shall not be liable for any act done or omitted hereunder as Company Shareholders' Representatives while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Securityholders shall severally and pro rata, in accordance with their respective interests in the Escrow Shares, indemnify the Company Shareholders' Representatives and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Shareholders' Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder or under or the Merger Agreement.

               (c) The Company Shareholders' Representatives shall have reasonable access to information about the Surviving Corporation and Parent and the reasonable assistance of the Surviving Corporation's and Parent's officers and employees for purposes of permitting his duties and exercising his rights under this Agreement and under the Merger Agreement, provided that the Company Shareholders' Representatives shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Parent to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

               (d) A decision, act, consent or instruction of the Company Shareholders' Representatives shall constitute a decision of all of the Company Securityholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Account and shall be final, binding and conclusive upon each such Company Securityholder.

        10. GENERAL.

               (a) GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the


                                      10.

parties hereunder, shall be governed by the laws of the State of California without regard to principles of conflicts of laws.

               (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (c) ENTIRE AGREEMENT. Except as set forth in the Merger Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

               (d) WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

               (e) AMENDMENT. This Agreement may be amended only with the written consent of Parent, the Escrow Agent and both of the Company Shareholders' Representatives (or their duly designated successors).


                                      11.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PARENT:                                QUALCOMM INCORPORATED


                                       By:
                                          -------------------------------

                                       Name:
                                            -----------------------------

                                       Title:
                                             ----------------------------


THE COMPANY:                           SNAPTRACK, INC.


                                       By:
                                          -------------------------------

                                       Name:
                                            -----------------------------

                                       Title:
                                             ----------------------------


COMPANY SHAREHOLDERS' REPRESENTATIVES:



                                       ----------------------------------
                                       Bruce W. Dunlevie


                                       ----------------------------------
                                       M. Kenneth Oshman


ESCROW AGENT:                          HARRIS TRUST COMPANY OF CALIFORNIA,
                                       as Escrow Agent


                                       By:
                                          -------------------------------

                                       Name:
                                            -----------------------------

                                       Title:
                                             ----------------------------


                                      12.

                                    EXHIBIT A

                             AUTHORIZED SIGNATORIES


For QUALCOMM Incorporated, the following named persons with title and specimen signature shown below:



              NAME                            TITLE                         SIGNATURE
              ----                            -----                         ---------
        STEVEN R. ALTMAN           EXECUTIVE VICE PRESIDENT AND
                                         GENERAL COUNSEL
      ANTHONY S. THORNLEY          EXECUTIVE VICE PRESIDENT AND
                                     CHIEF FINANCIAL OFFICER


For Bruce Dunlevie and M. Kenneth Oshman the following specimen signatures shown below:


            NAME                                TITLE                             SIGNATURE
            ----                                -----                             ---------
       BRUCE DUNLEVIE         COMPANY SHAREHOLDERS' REPRESENTATIVE
     W. KENNETH OSHMAN          COMPANY SHAREHOLDERS' REPRESENTATIVE

                                    EXHIBIT C

                       FORMS OF TAX REPRESENTATION LETTERS

                           TAX REPRESENTATION LETTER

                            TO BE EXECUTED BY COMPANY


                                               February __, 2000


Cooley Godward LLP                             Venture Law Group,
4365 Executive Drive                           a Professional Corporation
Suite 1100                                     2800 Sand Hill Road
San Diego, CA  92121-2128                      Menlo Park, CA 94025


RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE "REORGANIZATION AGREEMENT"), DATED AS OF JANUARY 25, 2000, BY AND AMONG QUALCOMM INCORPORATED, A DELAWARE CORPORATION ("PARENT"), FALCON ACQUISITION CORPORATION, A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), AND SNAPTRACK, INC., A CALIFORNIA CORPORATION (THE "COMPANY"), AND THE RELATED CERTIFICATE OF MERGER AND THE AGREEMENT OF MERGER BETWEEN THE COMPANY AND MERGER SUB (THE "CERTIFICATE OF MERGER").

Gentlemen:

This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or the Agreement of Merger. The Reorganization Agreement, the Certificate of Merger and the Agreement of Merger, including exhibits and schedules attached thereto, are collectively referred to as the "Agreement."

After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations and assuming that the Merger is consummated in accordance with the terms of the Agreement, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant unless the undersigned notifies Cooley Godward LLP and Venture Law Group in writing otherwise:


        1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of


                                       1.

determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Sub or the Company, as the case may be, immediately prior but not immediately subsequent to the Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred from Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period"));
(ii) assets used by the Company or Merger Sub to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger; and (iii) assets used to make distribution, redemption or other payments in respect of stock of the Company or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

        2. Other than (i) in the ordinary course of business, (ii)pursuant to its obligations under the Agreement, (iii) cash paid to dissenting shareholders, if any, and (iv) payments of expenses incurred in connection with the Merger, the Company has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period;

        3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

        4. At the Effective Time of the Merger, the Company will have no outstanding equity interests other than those disclosed in Section 2.3 of the Reorganization Agreement or the Disclosure Schedule with respect thereto. At the Effective Time of the Merger, the Company will have no outstanding warrants, options, or convertible securities or any other type of right outstanding pursuant to which any person could acquire shares of Company stock or any other equity interest in the Company that, if exercised or converted, would affect Parent's acquisition or retention of Control of the Company, as defined in
Section 368(c) of the Code. As used in this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

        5. In the Merger, shares of stock of the Company representing Control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, shares of stock of the Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders in lieu of


                                       2.

fractional shares of Parent Common Stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent;

        6. The Company has no plan, obligation, understanding, agreement or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

        7. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2), the Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub in the Merger except for dispositions made in the ordinary course of business or to pay expenses incurred by the Company pursuant to the Merger;

        8. The Company intends to continue its historic business or use a significant portion of its historic business assets in a business following the Merger;

        9. The liabilities of the Company have been incurred by the Company in the ordinary course of its business;

        10. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

        11. The Company is not an "investment company" within the meaning of
Section 368(a)(2)(F)(iii) and (iv) of the Code;

        12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

        13. The Company has made no extraordinary distributions within the meaning of Temporary Federal Treasury Regulations Section 1.368-1T(e) with respect to its stock, prior to and in connection with the Merger;

        14. The Company has not redeemed and no related person with respect to the Company, as such term is defined by Treasury Regulations Section 1.368-1(e)(3) (without regard to Section 1.368-1(e)(3)(i)(a)), has purchased any Company stock prior to and in connection with the Merger other than purchases of unvested stock from terminating employees or consultants, which purchases amount to less than 10% of the Company's outstanding stock as of the Effective Time;

        15. Except with respect to payments of cash to shareholders of the Company perfecting dissenters' rights, if any, or in lieu of fractional shares of Parent Common Stock, or Parent's assumption of liabilities with respect to Excess Fees, if any, one hundred percent (100%) of the shares of stock of the Company outstanding immediately prior to the Merger will be exchanged solely for shares of Parent Common Stock. No stock of Merger Sub will be paid or received


                                       3.

(directly or indirectly, actually or constructively) for stock of the Company. Thus, except as set forth in the preceding sentence, the Company intends that no consideration be paid or received (directly or indirectly, actually or constructively) for shares of stock of the Company other than shares of Parent Common Stock. The total market value of all consideration other than shares of Parent Common Stock that will be paid for shares of Company stock exchanged pursuant to the Agreement will be less than ten percent (10%) of the aggregate fair market value of shares of stock of the Company outstanding immediately prior to the Merger;

        16. The fair market value of the shares of Parent Common Stock received by each shareholder of the Company will be approximately equal to the fair market value of the shares of stock of the Company surrendered in exchange therefor and the aggregate consideration received by shareholders of the Company in exchange for their shares of stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

        17. Each of Parent, Merger Sub and the Company and each shareholder of the Company will pay separately his, her or its own expenses relating to the Merger (other than expenses directly related to the transaction within the guidelines set forth in Revenue Ruling 73-54, 1973-1 C.B. 187);

        18. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger; Parent will assume no liabilities of the Company or any shareholder of the Company in connection with the Merger;

        19. The terms of the Reorganization Agreement and the other Agreement relating thereto are the product of arm's length negotiations;

        20. None of the compensation received by any shareholder-employees or shareholder-independent contractors of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent Common Stock received by any shareholder-employees or shareholder-independent contractors of the Company will be separate consideration for, or allocable to, any employment agreement, consulting agreement, covenant not to compete or release; and the compensation paid to any shareholder-employees or shareholder-independent contractors of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

        21. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their shares of Company


                                       4.

stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock;

        22. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "Stockholder") during the Pre-Merger period (a "Stock Purchase"): (i) to the best knowledge of the Company, (A) the Stock Purchase was made by such Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent, (B) the Stock Purchase was entered into solely to satisfy the separate interests of such Stockholder and the seller, and (C) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's length negotiations; and
(ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger;

        23. The Merger will be consummated in compliance with the material terms of the Agreement, none of the material terms and conditions therein have been waived or modified, and the Company has no plan or intention to waive or modify any such material condition; and

        24. The Company is authorized to make all of the representations set forth herein.

        The undersigned recognizes that: (i) your opinions will be based on, among other things, the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Reorganization Agreement and the various other documents related thereto; (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects; and
(iii) your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

        Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger.


                                       5.

        The Company undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.



                                    Very truly yours,

                                    SNAPTRACK, INC.,  a California corporation

                                    By:
                                       -------------------------------

                                    Title:
                                          ----------------------------


                                       6.

                           TAX REPRESENTATION LETTER

                     TO BE EXECUTED BY PARENT AND MERGER SUB


                                             February __, 2000


Cooley Godward LLP                           Venture Law Group, a Professional
4365 Executive Drive                         Corporation
Suite 1100                                   2800 Sand Hill Road
San Diego, CA  92121-2128                    Menlo Park, CA 94025


RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE "REORGANIZATION AGREEMENT"), DATED AS OF JANUARY 25, 2000, BY AND AMONG QUALCOMM INCORPORATED, A DELAWARE CORPORATION ("PARENT"), FALCON ACQUISITION CORPORATION, A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), AND SNAPTRACK, INC., A CALIFORNIA CORPORATION (THE "COMPANY"), AND THE RELATED CERTIFICATE OF MERGER AND THE AGREEMENT OF MERGER BETWEEN THE COMPANY AND MERGER SUB (THE "CERTIFICATE OF MERGER").

Gentlemen:

This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or the Agreement of Merger. The Reorganization Agreement, the Certificate of Merger and the Agreement of Merger, including exhibits and schedules attached thereto, are collectively referred to as the "Agreements."

After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations and assuming that the Merger is consummated in accordance with the terms of the Agreements, the undersigned hereby certify and represent that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant unless the undersigned notifies Cooley Godward LLP and Venture Law Group in writing otherwise:


        1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, Parent has no obligation, understanding, plan or intention to cause the Company to dispose of assets that would result in the Company failing to retain assets, immediately following the Merger,


                                       1.

representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For the purpose of determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Sub or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred from Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period")); (ii) assets used by the Company or Merger Sub to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger; and (iii) assets used to make distribution, redemption or other payments in respect of stock of the Company or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

        2. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

        3. Prior to the Merger, Parent will be in Control of Merger Sub, as defined in Section 368(c) of the Code. As used in this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of each class of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

        4. In the Merger, shares of stock of the Company representing Control of the Company will be exchanged solely for shares of Parent Common Stock. For purposes of this paragraph, shares of stock of the Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders in lieu of fractional shares of Parent Common Stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of Parent Common Stock;

        5. Parent has no plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

        6. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2), Parent has no plan or intention to: (a) liquidate the Company; (b) merge the Company with or into another corporation including Parent or its affiliates; (c) sell, distribute or otherwise dispose of the stock of the Company, or cause the Company to sell or otherwise dispose of the stock of the Company; or (d) cause the Company to sell or otherwise dispose of any of its assets or of any assets acquired from Merger Sub, except


                                       2.

for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger;

        7. In the Merger, Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreements;

        8. Parent intends that, following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

        9. During the past five (5) years, none of the outstanding shares of capital stock of the Company, including the right to acquire or vote any such shares have, directly or indirectly, been owned by Parent or, to Parent's knowledge, affiliates of Parent;

        10. Neither Parent nor Merger Sub is an "investment company" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code;

        11. No shareholder of the Company is acting as agent for Parent in connection with the Merger or the approval thereof; Parent will not reimburse any shareholder of the Company for any stock of the Company such shareholder may have purchased or for other obligations such shareholder may have incurred;

        12. Parent has no plan or intention to reacquire any of its stock issued in the Merger. Except for repurchases or redemptions of Parent Common Stock that: (i) are consistent with past practices and pursuant to pre-existing, seasoned and systematic purchase programs that were not created or modified in connection with the Merger and are not targeted at shares of Parent Common Stock owned by former Company shareholders; (ii) are made in connection with the termination of employees in the ordinary course of business; or (iii) are returns of the Escrow Shares pursuant to the Escrow Agreement, neither the Company nor Parent nor any "related person" of the Company or Parent (as such term is defined by Treasury Regulations Section 1.368-1(e)(3)) will repurchase or redeem any of the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger;

        13. Except with respect to payments of cash to shareholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock, or Parent's assumption of liabilities with respect to Excess Fees, if any, one hundred percent (100%) of the stock of the Company outstanding immediately prior to the Merger will be exchanged solely for Parent Common Stock. No stock of Merger Sub will be paid or received (directly or indirectly, actually or constructively) for stock of the Company. Thus, except as set forth in the preceding sentence, Merger Sub and Parent intend that no consideration be paid or received (directly or indirectly, actually or constructively) for stock of the Company other than Parent Common Stock;

        14. The total fair market value of all consideration other than Parent Common Stock received by shareholders of the Company in the Merger (including, without limitation, cash paid to shareholders of the Company perfecting dissenters' rights or in lieu of fractional shares, or Parent's assumption of liabilities with respect to Excess Fees, if any) will be less than ten percent


                                       3.

(10%) of the aggregate fair market value of stock of the Company outstanding immediately prior to the Merger;

        15. The fair market value of the Parent Common Stock received by each shareholder of the Company will be approximately equal to the fair market value of the stock of the Company surrendered in exchange therefor, and the aggregate consideration received by shareholders of the Company in exchange for their stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

        16. Each of Parent, Merger Sub and the Company and each shareholder of the Company will each pay separately his, her or its own expenses relating to the Merger (other than expenses directly related to the transaction within the guidelines set forth in Revenue Ruling 73-54, 1973-1 C.B. 187);

        17. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount as a result of the Merger, and Parent will assume no liabilities of the Company or any shareholder of the Company in connection with the Merger;

        18. The terms of the Reorganization Agreement and the agreements related thereto are the product of arm's length negotiations;

        19. None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent Common Stock received by any shareholder-employee or shareholder-independent contractor of the Company will be separate consideration for, or allocable to, any employment agreement, consulting agreement, covenant not to compete or release; and the compensation paid to any shareholder-employee or shareholder-independent contractor of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

        20. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their shares of Company stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock;

        21. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "Stockholder") during the Pre-Merger Period (a "Stock Purchase") to Parent's knowledge: (i) the Stock Purchase was made by such Stockholder on its own behalf and not as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's


                                       4.

length negotiations, was funded by such Stockholder's own assets, was not advanced, and will not be reimbursed, either directly or indirectly, by Parent;
(iii) at no time was such Stockholder or any other party required or obligated to surrender to Parent the Company stock acquired in the Stock Purchase, and neither such Stockholder nor any other party will be required to surrender to Parent the Parent Common Stock for which such shares of stock of the Company will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger and was entered into solely to satisfy the separate interests of such Stockholder and the seller;

        22. Following the Merger, Parent, Merger Sub and the Company will comply with the record-keeping and information filing requirements of Treasury Regulations Section 1.368-3;

        23. The Merger will be consummated in compliance with the material terms of the Agreements, none of the material terms and conditions therein have been waived or modified, and Parent has no plan or intention to waive or modify any such material condition;

        24. Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger;

        25. Any Parent Common Stock received by the shareholders of the Company placed in escrow will appear as issued and outstanding on the balance sheet of Parent and will be legally outstanding under applicable law; and

        26. Parent and Merger Sub are authorized to make all of the representations set forth herein.

        The undersigned recognize that: (i) your opinions will be based on, among other things, the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Reorganization Agreement and the various other documents related thereto; (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects; and
(iii) your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.


                                       5.

        The undersigned undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect, or incomplete in any respect on or prior to the Effective Time.

                                    Very truly yours,



                                    QUALCOMM INCORPORATED,
                                    a Delaware corporation



                                    By:
                                       -------------------------------

                                    Title:
                                          ----------------------------


                                    FALCON ACQUISITION CORPORATION,
                                    a Delaware corporation



                                    By:
                                       -------------------------------

                                    Title:
                                          ----------------------------


                                       6.

                                    EXHIBIT D

                    PERSONS TO SIGN NONCOMPETITION AGREEMENTS


        Steve Poizner

        Norm Krasner

        Bret Sewell

        Walter Bell

        Paul White

        Ellen Kirk

        Tom Wrappe

        Kamil Grajski

        Len Sheynblat

        Paul Conflitti

        Dominic Farmer

        Al Heshmati

        Tom Wolf

        Mark Moeglein

        Bruce Noel

        Carlton Peyton

                                    EXHIBIT E

                        FORM OF NONCOMPETITION AGREEMENT

                            NONCOMPETITION AGREEMENT

        THIS NONCOMPETITION AGREEMENT ("AGREEMENT") is being entered into effective as of January 25, 2000 by and between ____________ ("Employee") and QUALCOMM INCORPORATED, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 20 and those capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement (as defined herein).

                                    RECITALS

        A. As a substantial stockholder and employee of SNAPTRACK, INC. ("SnapTrack"), Employee obtained extensive and valuable knowledge and confidential information concerning the businesses of SnapTrack.

        B. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 25, 2000 (the "Merger Agreement") among the Company, Falcon Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, and SnapTrack, the Company will acquire SnapTrack by way of a reverse triangular merger. Except as otherwise expressly provided herein, this Agreement will only become effective as of the Closing Date. As a result of the Company's acquisition of SnapTrack, SnapTrack will become a subsidiary of the Company.

        C. In connection with the acquisition of SnapTrack by the Company pursuant to the Merger Agreement, and to enable the Company to secure more fully the benefits of such acquisition, the Company has required as a condition to the consummation of such acquisition, that Employee enter into this Agreement; and Employee is entering into this Agreement in order to induce the Company to consummate the acquisition contemplated by the Merger Agreement. Employee agrees to comply with the restrictions set forth in this Agreement in exchange for the Company's purchase of all of Employee's shares in SnapTrack.

        D. The Company and SnapTrack have conducted and are conducting their respective businesses on a national and international basis.

        E. Employee and Company are entering into an employment relationship whereby Employee will become an employee of the Company. In the event Employee's employment with the Company is terminated without Cause, the Noncompetition Period will cease.

                                    AGREEMENT

In order to induce the Company to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, Employee agrees as follows:

        1. RESTRICTION ON COMPETITION. Employee agrees that, during the Noncompetition Period, Employee shall not:

               (a) engage directly or indirectly in Competition in any Restricted Territory; or

               (b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person (or any division, group or other subset or operating unit of any Person) that generates or derives, from time to time in a twelve-month period, more than 15% of its total sales or gross profits from in direct or indirect engagement in Competition in any Restricted Territory;

provided, however, that Employee may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation if
(i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Employee plus the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Employee's Affiliates represent collectively less than 5% of the total number of shares of such corporation's capital stock outstanding, and (iii) neither Employee nor any Affiliate of Employee is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

        2. NO HIRING OR SOLICITATION OF EMPLOYEES. Employee agrees that, as of the date of this Agreement and continuing through the Noncompetition Period, regardless of whether Employee remains employed throughout the Noncompetition Period, Employee shall not, and shall not permit any of Employee's controlled Affiliates to: (a) hire any Specified Employee, or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Employee's own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with the Company, SnapTrack, or any of their respective Affiliates. For purposes of this Section 3, "Specified Employee" shall mean any individual who: (i) is or was an employee of SnapTrack or any of its respective Affiliates, at any time during the 180-day period ending on the date of this Agreement, unless such individual's employment with SnapTrack or any of its Affiliates was terminated without Cause or is subject to Constructive Termination (other than pursuant to clause (iii) of the definition of Constructive Termination) by the Company or any of its Affiliates and such individual is hired by Employee to engage in activities that do not qualify such individual as engaging in Competition or
(ii) (A) remains or becomes an employee of the Company, SnapTrack or any of their respective Affiliates or successors at any time commencing as of the date this Agreement is signed by Employee and continuing through the Noncompetition Period, unless such individual's employment with the Company, SnapTrack or any of their respective Affiliates was terminated without Cause or is subject to Constructive Termination (other than pursuant to clause (iii) of the definition of Constructive Termination) by the Company, SnapTrack or any of their respective Affiliates and such individual is hired by Employee to engage in activities that do not qualify such individual as engaging in Competition, and
(B) engages in activities within the meaning of the word Competition on behalf of the Company, SnapTrack, of any of their respective Affiliates or successors.

        3. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants, to and for the benefit of the Indemnitees, that, as of the date Employee signs this Agreement,: (a) Employee has full power and capacity to execute and deliver, and to perform all of Employee's obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the


                                       2.

performance of this Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which Employee or any of Employee's Affiliates is or may be bound, or (ii) to Employee's knowledge, any law, rule or regulation. Employee's representations and warranties shall survive the expiration of the Noncompetition Period for an unlimited period of time.

        4. INJUNCTIVE RELIEF. Employee agrees that Employee is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of such service or violation by Employee of this Agreement, including but not limited to, Sections 1 and 2 could not reasonably or adequately be compensated in damages at law. Therefore, notwithstanding
Section 13, Employee agrees that, in the event of any breach or threatened breach by Employee of any covenant or obligation contained in this Agreement, each of the Company, the Surviving Corporation and the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Employee further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Employee irrevocably waives any right Employee may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

        5. INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, Employee shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys' fees), charge, cost (including any cost of investigation) or expense of any nature (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Employee to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

        6. NON-EXCLUSIVITY. The rights and remedies of the Company, the Surviving Corporation and the other Indemnitees under this Agreement are not exclusive of or limited by any other rights or remedies which any of them may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company, the Surviving Corporation and the other Indemnitees under this Agreement, and the obligations and liabilities of Employee under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Agreement shall limit any of Employee's obligations, or the rights or remedies of the Company, the Surviving Corporation or any of the other Indemnitees, under the Merger Agreement; and nothing in the Merger Agreement shall limit any of Employee's


                                       3.

obligations, or any of the rights or remedies of the Company, the Surviving Corporation, or any of the other Indemnitees, under this Agreement. No breach on the part of the Company, SnapTrack or Merger Sub of any covenant or obligation contained in the Merger Agreement, or any other agreement shall limit or otherwise affect any right or remedy of the Company, the Surviving Corporation or any of the other Indemnitees under this Agreement.

        7. SEVERABILITY. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

        8. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws)

        9. WAIVER. No failure on the part of the Company, Surviving Corporation, or any other Indemnitee to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company. Surviving Corporation, or any other Indemnitee in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Agreement, or any power, right, privilege or remedy of such Indemnitee under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Employee and Employee's heirs, executors, estate, personal representatives and legal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Company, the Surviving Corporation and the other Indemnitees. Each of the Company, the Surviving Corporation and the other Indemnitees may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person in connection with the sale of all or a substantial portion of the business conducted or proposed to be conducted by SnapTrack prior to the date of this Agreement to such other Person without obtaining the consent or approval of Employee or of any other Person. Because of the unique and personal nature of Employee's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee.


                                       4.

        11. INTEGRATION. This Agreement forms the complete and exclusive statement of Employee's agreement with the Company regarding the subject matter hereof. The terms in this Agreement supersede any other agreements or promises made to Employee by anyone regarding the subject matter herein.

        12. FURTHER ASSURANCES. Employee shall (at Employee's sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at Employee's sole expense) take such other actions, as any Indemnitee may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Agreement.

        13. ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association ("AAA") in San Diego under the then existing employment-related AAA arbitration rules. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

EMPLOYEE HAS READ Section 13 AND IRREVOCABLY AGREES TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE. ______ (EMPLOYEE'S INITIALS)

        14. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        15. CONSTRUCTION. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation." Except as otherwise indicated in this Agreement, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

        16. SURVIVAL OF OBLIGATIONS. Except as specifically provided herein, the obligations of Employee under this Agreement (including the obligations under Sections 3, 4, 5, 6, 7, 8, 9,


                                       5.

10, 13 and 20 shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve Employee of any obligation or liability arising from any prior breach by Employee of any provision of this Agreement.

        17. OBLIGATIONS ABSOLUTE. Employee's obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company, Surviving Corporation, any other Indemnitee or any other Person) of any provision of the Merger Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Company, Surviving Corporation, any other Indemnitee or any other Person.

        18. AMENDMENT. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Employee and the Company (or any successor to the Company).

        19. TERMINATION. This Agreement shall terminate and be of no further force or effect in the event the Merger Agreement is validly terminated.

        20. DEFINED TERMS. For purposes of this Agreement:

               (a) "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

               (b) "Cause" shall mean the occurrence of any of the following:
(i) gross negligence or willful misconduct in the performance of Employee's duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its Affiliates, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law, rule or regulation, (iv) commission of any act of fraud with respect to the Company, (v) conviction of a felony or a crime involving moral turpitude causing material hard to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company, or (vi) breach of any material element of the Company's Proprietary Information and Inventions Agreement, SnapTrack's Proprietary Information and Inventions Agreement or this Agreement.

               (c) "Constructive Termination" shall mean Employee's voluntary termination upon 30 days written notice to the Company following (i) any reduction of Employee's base compensation provided by the Company (other than in connection with a general decrease in base salaries for most officers of the Company), (ii) Employee's refusal to relocate to a facility or location more than 30 miles from the Company's current location, or (iii) a material reduction of Employee's responsibilities with Parent after the Closing; provided that Employee understands and agrees that in connection with the Merger, Employee will assume a new title and responsibilities that may be different than the title or responsibilities which Employee now has with the Company and such new title and responsibilities with Parent will not be deemed to be a Constructive Termination unless the new responsibilities reflect a material reduction of Employee's responsibilities which Employee now has with the Company.


                                       6.

               (d) A Person shall be deemed to be engaged in "Competition" if such Person or any of such Person's Affiliates is engaged directly or indirectly in the design, development, promotion, sale, supply, distribution, resale, support, maintenance, license, sublicense or finance of location determination technology in wireless applications and implementations thereof. For purposes of the foregoing, "location determination technology in wireless applications and implementations thereof" shall be deemed to refer to the technology used in the action of locating the position of any remote wireless device (including the client and server components of such technology).

               (e) "Indemnitees" shall include: (i) the Company; (ii) the Surviving Corporation; (iii) each Person (other than Employee) who is or becomes an Affiliate of the Company or the Surviving Corporation; and (iv) the successors and assigns of each of the Persons referred to in clauses "(i)", "(ii)" and "(iii)" of this sentence.

               (f) "Noncompetition Period" shall mean the period commencing on the date of this Agreement and ending on the earlier of (i) the date Employee's employment is terminated without Cause or by Employee as the result of a Constructive Termination, or (ii) the third anniversary of the Closing Date. The Noncompetition Period shall lapse in the event the Closing does not occur.

               (g) "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

               (h) "Restricted Territory" means the entire world.

        IN WITNESS WHEREOF, Employee has duly executed and delivered this Agreement as of the date first above written.



                                    -------------------------------
                                    EMPLOYEE




                                    Address:
                                            -----------------------

                                    Telephone No.:(   )_____ Facsimile:(   )____


                                       7.

                                   EXHIBIT F-1

                      COMPANY SHAREHOLDERS TO SIGN RELEASE


        Steve Poizner

        O-S Ventures

        Benchmark Capital

        Motorola, Inc.

        AT Investco LLC

        TI Ventures LP

        Bob Maxfield

        Norm Krasner

        Craig Johnson

        Portola Valley Ventures

        H&Q SnapTrack Investors L.P.

        Benchmark Founder's Fund

        Walter Bell

        Bret Sewell

                                   EXHIBIT F-2

                                 FORM OF RELEASE

                                 GENERAL RELEASE

        THIS GENERAL RELEASE ("General Release") is being executed and delivered as of _________, 2000, by _____________ ("Releasor") to and in favor of, and for the benefit of, SNAPTRACK, INC., a California corporation ("SnapTrack"), QUALCOMM INCORPORATED, a Delaware corporation ("QUALCOMM"), and the other Releasees (as defined in Section 2).


                                    RECITALS

               A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 25, 2000 the ("Merger Agreement") among QUALCOMM, Falcon Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of QUALCOMM, and SnapTrack, QUALCOMM will acquire SnapTrack by way of a reverse triangular merger.

               B. In connection with the acquisition by QUALCOMM of SnapTrack pursuant to the Merger Agreement (and as a condition to the consummation of such acquisition), and to enable QUALCOMM to secure more fully the benefits of such acquisition, QUALCOMM has required that Releasor enter into this General Release; and Releasor is entering into this General Release in order to induce QUALCOMM to consummate the acquisition contemplated by the Merger Agreement and to purchase Releasor's shares of the capital stock of SnapTrack.


                                    AGREEMENT

        In order to induce QUALCOMM to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Releasor), Releasor hereby covenants and agrees as follows:

        1. RELEASE. Releasor, for himself and for each of Releasor's Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 2) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2).

        2. DEFINITIONS.

               (a) The term "Associated Parties," when used herein with respect to Releasor, shall mean and include: (i) Releasor's predecessors, successors, executors, administrators, heirs and estate; (ii) Releasor's past, present and future assigns, agents and representatives; (iii) each entity that Releasor has the power to bind (by Releasor's acts or signature) or over which Releasor directly or indirectly exercises control; and (iv) each entity of which Releasor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

               (b) The term "Releasees" shall mean and include: (i) QUALCOMM;
(ii) SnapTrack; (iii) each of the direct and indirect subsidiaries of QUALCOMM or SnapTrack; (iv) each other affiliate of QUALCOMM or SnapTrack; and (v) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iv)" of this sentence, other than the Releasor.

               (c) The term "Claims" shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:
(i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by Releasor in Releasor's capacity as a stockholder, director, officer or employee of SnapTrack or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

               (d) The term "Released Claims" shall mean and include each and every Claim that (i) Releasor or any Associated Party of Releasor may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release (excluding only Releasor's rights, if any, under the Merger Agreement); provided however, that Released Claims shall exclude claims Releasor may have (i) solely with respect to compensation and employee benefits arising out of services rendered to SnapTrack up to and including the Closing Date, (ii) reimbursement of travel, lodging and other similar employment-related expenses related to Releasor's employment with SnapTrack, (iii) rights to indemnification that Releasor may have under SnapTrack's Amended and Restated Articles of Incorporation or bylaws or under any agreements between Releasor and SnapTrack under which Releasor is indemnified in connection with his service as an officer or director of SnapTrack, and (iv) rights to indemnification that Releasor may have under any policy of insurance covering directors and officers that SnapTrack may have or policy that may be purchased pursuant to Section 5.12(b) of the Merger Agreement.

        3. CIVIL CODE SECTION 1542. Releasor (a) represents, warrants and acknowledges that Releasor has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights Releasor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

                    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
                CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Releasor also hereby waives the benefits of, and any rights Releasor may have under, any statute or common law principle of similar effect in any jurisdiction.

        4. REPRESENTATIONS AND WARRANTIES. Releasor represents and warrants that:

               (a) Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

               (b) to the best of Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

               (c) no Associated Party of Releasor has or had any Claim against any of the Releasees that is not being released by this General Release;

               (d) no Associated Party of Releasor will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release that is not being released by this General Release;

               (e) this General Release has been duly and validly executed and delivered by Releasor;

               (f) this General Release is a valid and binding obligation of Releasor and Releasor's Associated Parties, and is enforceable against Releasor and, to Releasor's knowledge, each of Releasor's Associated Parties in accordance with its terms;

               (g) there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the best of the knowledge of Releasor, threatened against Releasor or, to Releasor's knowledge, any of Releasor's Associated Parties that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by Releasor under this General Release;

               (h) neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which Releasor or any of Releasor's Associated Parties is a party or by which Releasor or, to Releasor's knowledge, any of Releasor's Associated Parties is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Releasor or, to Releasor's knowledge, any of Releasor's Associated Parties is subject; and

               (i) no authorization, instruction, consent or approval of any person or entity is required to be obtained by Releasor or, to Releasor's knowledge, any of Releasor's Associated Parties in connection with the execution and delivery of this General Release or the performance hereof.

        5. INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, each Releasor shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys' fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Released Claims by Releasor or any of Releasor's Associated Parties.


        6. MISCELLANEOUS.

               (a) This General Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between Releasor and Releasees relating to the subject matter hereof.

               (b) If any provision of this General Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this General Release. Each provision of this General Release is separable from every other provision of this General Release, and each part of each provision of this General Release is separable from every other part of such provision.

               (c) This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this General Release or the enforcement of any provision of this General Release may be brought or otherwise commenced by any Releasee in any state or federal court located in the State of California, County of San Diego or County of San Francisco.

               (d) This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

               (e) Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

               (f) If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by Releasor or any Releasee, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

               (g) Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (h) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.

               (i) As used in this General Release, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

        IN WITNESS WHEREOF, Releasor has caused this General Release to be executed as of the date first above written.

                                    RELEASOR:




                                    By:
                                       -------------------------------

                                    Name:
                                         -----------------------------

                                    Title:
                                          ----------------------------

                                    EXHIBIT G

           FORM OF LEGAL OPINION OF ORRICK HERRINGTON & SUTCLIFFE LLP

                    FORM OF OPINION OF COUNSEL TO SNAPTRACK


        As used herein, "Company" refers to SnapTrack, Inc., a California corporation. All other capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

        1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of California.

        2. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as it is currently being conducted. To our knowledge, the Company is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse affect on the Company, its assets, financial condition or operations.

        3. The Company's authorized capital stock consists of: (i) 28,000,000 shares of Common Stock ($.0005 par value per share), of which 4,774,580 shares have been issued and are outstanding as of the date hereof; and (ii) 14,000,000 shares of Preferred Stock ($.0005 par value per share), (A) 600,000 of which have been designated "Series A Preferred Stock," all of which have been issued and are outstanding as of the date hereof, (B) 1,280,000 of which have been designated "Series B Preferred Stock," all of which have been issued and are outstanding as of the date hereof, (C) 2,636,362 of which have been designated "Series C Preferred Stock," 2,454,544 of which have been issued and are outstanding as of the date hereof, (D) 3,200,000 of which have been designated "Series D Preferred Stock," 3,133,164 of which have been issued and are outstanding as of the date hereof, and (E) 6,000,000 of which have been designated "Series E Preferred Stock," none of which have been issued or are outstanding as of the date hereof. The outstanding shares of Common Stock and of Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. To the best of our knowledge, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase any of the authorized but unissued capital stock of the Company, other than the conversion privileges of the Company Preferred Stock, 5,178,000 shares of Company Common Stock reserved for issuance under the Company Stock Option Plans, of which options to purchase 3,308,108 shares are outstanding as of the date hereof, warrants to purchase ________ shares of Common Stock, warrants to purchase ________ shares of Series C Preferred Stock and warrants to purchase __________ shares of Series D Preferred Stock.

        4. The Merger Agreement and the California Agreement of Merger have been duly and validly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity under Sections 9 and 10 of the Merger Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general


                                       1.

equity principles and to limitations on availability of equitable relief, including specific performance.

        5. The execution and delivery of the Merger Agreement and the California Agreement of Merger by the Company and the consummation of the transactions contemplated thereby do not violate any provision of the Company's Amended and Restated Articles of Incorporation or bylaws, as amended, and do not constitute a material default under the provisions of any Material Contract referenced in the Company Disclosure Schedule, and, to our knowledge, do not violate or contravene (a) any governmental statute, rule or regulation applicable to the Company or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation or contravention of which would materially and adversely affect the Company, its assets, financial condition or operations.

        6. To the best of our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Merger Agreement, the California Agreement of Merger or which reasonably could be expected to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company that has not been disclosed in writing to QUALCOMM Incorporated.

        7. All consents, approvals, authorizations or orders of, or filings, registrations and qualifications with any regulatory authority or governmental body in the United States required for the consummation by the Company of the transactions contemplated by the Merger Agreement have been made or obtained, except (a) the filing of the California Agreement of Merger with the Secretary of State of the State of California as contemplated by Section 1.3 of the Merger Agreement, (b) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware as contemplated by Section 1.3 of the Merger Agreement, (c) any filings which may be required to be made in connection with the Merger and the transactions contemplated thereby under applicable state or federal securities laws; and (d) any filings, registrations and qualifications which if not made, would not be expected to have a material adverse effect on the assets, financial condition or operations of the Company.

        8. The Merger Agreement and the California Agreement of Merger have been duly authorized and executed by the Company and upon the filing of the California Agreement of Merger with the Secretary of State of the State of California and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective.


                                       2.

                                    EXHIBIT H

                   FORM OF LEGAL OPINION OF COOLEY GODWARD LLP

                     FORM OF OPINION OF COUNSEL TO QUALCOMM


        As used herein, "Company" refers to QUALCOMM Incorporated, a Delaware corporation, and "Merger Sub" refers to Falcon Acquisition Corporation., a Delaware corporation. All other capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

        1. Each of the Company and Merger Sub has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

        2. Each of the Company and Merger Sub has the requisite corporate power to own or lease its property and assets and to conduct its business as it is currently being conducted. To the best of our knowledge, each of the Company and Merger Sub is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse affect on the Company, its assets, financial condition or operations.

        3. The Company's authorized capital stock consists of: (i) three billion (3,000,000,000) shares of Common Stock, each having a par value of one-hundredth of one cent ($0.0001 par value per share), of which (excluding the Merger Shares to be issued at Closing) ___________ (____) shares are issued and outstanding as of the date hereof; and (ii) eight million (8,000,000) shares of Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001 par value per share), of which 1,500,000 shares have been designated Series A Junior Participating Preferred Stock , of which no shares are issued and outstanding as of the date hereof. The Merger Shares have been duly authorized, and upon issuance and delivery in accordance with the terms of the Merger Agreement, the Merger Shares will be validly issued, outstanding, fully paid and nonassessable.

        4. The Merger Agreement and the California Agreement of Merger have been duly and validly authorized, executed and delivered by each of the Company and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute valid and binding agreements of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with their terms, except as rights to indemnity under Sections 9 and 10 of the Merger Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        5. The execution and delivery of the Merger Agreement and the California Agreement of Merger by the Company and the issuance of the Merger Shares pursuant thereto do not violate any provision of the Company's Amended and Restated Certificate of Incorporation or bylaws, as amended, and, to our knowledge, do not violate or contravene (a) any governmental statute, rule or regulation applicable to the Company or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware,


                                       1.

the violation or contravention of which would materially and adversely affect the Company, its assets, financial condition or operations.

        6. To the best of our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Merger Agreement, the California Agreement of Merger or which reasonably could be expected to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company that has not been disclosed in writing to Falcon, Inc.

        7. All consents, approvals, authorizations or orders of, or filings, registrations and qualifications with any regulatory authority or governmental body in the United States required for the consummation by the Company of the transactions contemplated by the Merger Agreement have been made or obtained, except (a) the filing of the California Agreement of Merger with the Secretary of State of the State of California as contemplated by Section 1.3 of the Merger Agreement, (b) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware as contemplated by Section 1.3 of the Merger Agreement, (c) any filings which may be required to be made in connection with the Merger and the transactions contemplated thereby under applicable state or federal securities laws, and (d) any filings, registrations and qualifications which if not made, would not be expected to have a material adverse effect on the assets, financial condition or operations of the Company.

        8. The Merger Agreement and the California Agreement of Merger have been duly authorized and executed by the Company and Merger Sub and upon the filing of the California Agreement of Merger with the Secretary of State of the State of California and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective.

        Notwithstanding anything herein to the contrary, no opinion is given or may be implied as to compliance with any federal or state securities laws pertaining to requirements to register securities or obtain exemptions from such requirements. In particular, but without limitation, no opinion is given as to Regulation D under the Securities Act of 1933, as amended, and comparable provisions of California law.


                                       2.

                                   EXHIBIT I

                           Form of License Agreement

                     Intentionally Omitted - Not Applicable